LEASE

                       (JEFFERSON POINTE)




                      NMA Fort Wayne, LLC,

       an Illinois limited liability company, as Landlord,





                               and




               a BIAGGI'S RISTORANTE ITALIANO, LLC

              an Illinois limited liability company


                            as Tenant




               SUMMARY OF BASIC LEASE INFORMATION


         TERMS                         DESCRIPTION
(References are to the Lease)
1.   Date:                Effective February 27, 2001

2.   Landlord:            NMA Fort Wayne, LLC, an Illinois
                          limited liability company

3.   Tenant:              BIAGGI'S RISTORANTE ITALIANO, LLC, an
                          Illinois limited liability company

4.   Shopping Center      That certain shopping center located in Fort
       (Article 1).       Wayne, Indiana tentatively known as
                          "Jefferson Pointe," as generally depicted on Exhibit A-1.

5.  Premises (Article 1): The Premises consists of the land depicted on
                          Exhibit A-2 to the Lease, referred to as Parcel 7 of Jefferson Place Shopping Center, together with that certain building to be constructed thereon by Tenant, which building shall contain not more than 9500 square feet of space.

6.   Lease Term (Article 2).

6.1  Lease Term:          Fifteen (15) years, plus any partial month in
                          which the Lease Commencement Date occurs.

6.2  Lease Commencement   The Lease shall be effective when executed by
     Date:                both of the parties. The term shall commence
                          six months after the date on which Landlord tenders possession of the Premises to Tenant, or the opening of Tenant's restaurant, whichever is earlier.

6.3  Lease Expiration Date: The last day of the month in which the 15th anniversary of the Lease Commencement Date occurs, subject to extension.

6.4  Options to Extend:   Four (4) successive options to extend the
                          Lease Term for five (5) years each.

7.   Rent (Article 3).



7.1  Base Rent:
                                              Monthly Installment
           Lease Years    Annual Base Rent      of Base Rent
              1-6        $244,000.00            $20,334.00

             7-10        $261,080.00            $21,756.67

            11-15        $292,812.00            $24,401.00



           16-20 (First  $322,094.00            $26,842.00
             Option
             Term)

              20-        $354,304.00            $29,526.00
           25(Second
            Option
            Term)

           26-30(Third   $389,735.00            $32,479.00
             Option
             Term)

          31-35(Fourth   $428,709.00            $35,726.00
             Option
             Term)

7.2  Percentage Rent      Five percent (5%) of all Gross Sales, as
                          defined herein, which exceeds the Annual Base
                          Rent detailed above during each lease year or partial year (hereinafter referred to as the "Breakpoint").

8.  Tenant's Share of     See Article 4 of the Lease.
    Joint Maintenance
    Common Areas Expenses
    and Taxes.


                               11

9.  Use (Article 5):

9.1  Permitted Use        Tenant shall construct and operate a full
                          service restaurant of Tenant's choosing, so long asTenant's use does not violate the Outlot ECR, as amended, or otherwise expose
                          Landlord to any claim arising out of Tenant's use.

9.2  Trade Name           Any name which does not result in a
                          violation of the Outlot ECR.

10.  Security Deposit     None.
     (Article 21):

11.  Addresses of Landlord and Tenant (Article 22).

11.1 Address of Tenant:   Biaggi's Ristorante ltaliano, LLC
                          211 Landmark, Suite E1
                          Normal, IL 61761

11.2 Address of Landlord: NMA Fort Wayne, LLC
                          ATTN: Mike Weaver
                          Next Realty, LLC
                          One Northfield Plaza, Suite 210
                          Northfield, Illinois 60093

12.  Broker(s)            N/A

13.  Landlord Pro-rata    $1 ,200,000.00
     Contribution

14.  Tenant's Contractor  Ryan Companies


                               iii


                        TABLE OF CONTENTS

ARTICLE  1
    1.1  Premises, Shopping Center and Common Areas             1
          (I)  The Premises
          (ii) The Shopping Center
          (iii) Common Areas
          (iv)  Jefferson's Use and Operation of the Shopping
          Center and Common Areas
    1.2   Improvement of Premises                               2

ARTICLE  2                                                      2
    2.    Lease Term                                            2
          2.1  Initial Term                                     2
          2.2  Options to Extend                                3

ARTICLE 3                                                       3
    3.    Base Rent/Rent Escalations and Percentage Rent        3
          3.1  "Base Rent."                                     4
          3.2  Rent Escalation                                  4
          3.3  "Percentage Rent."                               4
          3.4  Gross Sales                                      4

ARTICLE 4                                                       6

ADDITIONAL RENT                                                 6
            4. General Terms                                    6
          4.1  General Terms; "Net" Lease                       6
          4.2  Definitions of Key Terms Relating to Additional
               Rent                                             7
          4.3  Calculation and Payment of Additional Rent       7
          4.4  Calculation and Payment of Taxes                 8
          4.5  Personal Property Taxes                          8
          4.6  Right to Contest                                 8
          4.7  Marketing Fund; Merchants Association            8

ARTICLE 5                                                       9

          5.   Use of Premises; Opening for Business
               Covenant and Landlord's Recapture Right
         5.1   Permitted Use                                    9
         5.2   Duties and Quality Standards; Prohibited Conduct 9
         5.3   Opening for Business and Operation Covenants and
               Landlord's Recapture Right                      11
         5.4   Radius Restriction                              11


                               iv
ARTICLE 6
         6.    Services and Utilities                          11
         6.1   Cleaning and Maintenance                        11
         6.2   Utilities                                       12
         6.3   Interruption of Utilities                       12

ARTICLE 7                                                      12
         7.    Repairs                                         12
         7.1   Tenant Repairs                                  12

ARTICLE 8
         8.1   Alterations                                     12
         8.2   Manner of Construction                          13
         8.3   Construction Insurance                          13
         8.4   Landlord's Property                             13

ARTICLE 9                                                      13
         9.    Covenant Against Liens                          13


ARTICLE 10                                                     14
   10.    Insurance                                            14
          10.1 Indemnification                                 14
          10.2 Tenant's Insurance                              15
          10.3 Form of Policies                                16
          10.4 Subrogation                                     16
          10.5 Additional Insurance Obligations                17

ARTICLE 11                                                     17
   11.    Damage and Destruction                               17
          11.1 Repairs and Restoration                         17
          11.2 Destruction During Last Two Years of Lease Term 18
ARTICLE 12                                                     18

          12.  Non-waiver                                      18



ARTICLE 13                                                     19
          13.  Condemnation                                    19
          13.1 Permanent Taking                                19

ARTICLE 14                                                     19
   14.   Assignment and Subletting                             19


                                V

        14.1   Transfers                                       19
        14.2   Landlord's Consent                              20
        14.3   Effect of Transfer                              21
        14.4   Additional Transfers                            21
        14.5   Permitted Transfers                             21

ARTICLE 15                                                     22
   15.    Surrender of Premises; Ownership and Removal of
          Trade Fixtures                                       22
          15.1  Surrender of Premises                          22
          15.2  Removal of Tenant Property by Tenant           22
          15.3  Landlord's Lien Waiver                         22

ARTICLE 16                                                     23
   16.    HOLDING OVER                                         23

ARTICLE 17                                                     23
   17.    ESTOPPEL CERTIFICATES                                23

ARTICLE 18                                                     24
   18.    SUBORDINATION                                        24

ARTICLE 19                                                     24
   19.    Defaults; Remedies                                   24
          19.1  Events of Default by Tenant                    24
          19.2  Landlord's Remedies Upon Default by Tenant     25
          19.3  Efforts to Relet                               26
          19.4  Landlord Default                               26
          19.5  Consequential Damages                          27

ARTICLE 20                                                     27
   20.    Leasehold Mortgages                                  27
          20.1  Right to Encumber                              27
          20.2  Landlord's Forbearance                         27
          20.3  New Lease                                      28
          20.4  Assignment                                     28

ARTICLE 21                                                     29
           INSPECTION AND DELIVERY OF PREMISES                 29
        21.1                                                   29
        21.2   Conditions to Tenant's Obligations              29
        21.3   Delivery                                        29

ARTICLE 22                                                     29
   22.    Notices                                              29

ARTICLE 23                                                     30
   23.    Development of the Shopping Center                   30

                               vi
ARTICLE 24                                                     31
   24.    Brokers                                              31

ARTICLE 25                                                     31
   25.    Late Charges                                         31

ARTICLE 26                                                     32
   26.    Landlord's Right to Cure Default; Payments by Tenant 32
        26.1   Landlord's Right to Self Help                   32
        26.2   Tenant's Reimbursement                          32

ARTICLE 27                                                     32
        27.    Entry by Landlord                               32

ARTICLE 28                                                     33
        28.    Parking                                         33

ARTICLE 29                                                     33
        29.    Miscellaneous Provisions                        33
        29.1   Terms                                           33
        29.2   Binding Effect                                  33
        29.3   Transfer of Landlord's Interest                 33
        29.4   Memorandum of Lease                             34
        29.5   Captions                                        34
        29.6   Relationship of Parties                         34
        29.7   Shopping Center Name and Signage                34
        29.8   Time of Essence                                 34
        29.9   Partial Invalidity                              34
        29.10  Financial Statements                            34
        29.11  Entire Agreement                                35
        29.12  Force Majeure                                   35
        29.13  Joint and Several                               36
        29.14  Authority                                       36
        29.15  Governing Law                                   36
        29.16  Submission of Lease                             36
        29.17  Landlord and Tenant Liability                   36
        29.18  Covenant of Quiet Enjoyment                     36
        29.19  Gross Sales Records                             36
        29.20  Inspections                                     37
        29.21  Gift Certificate Program                        37
        29.22  Construction Agreement                          37
        29.23  Independent Covenants                           37
        29.24  First Right of Offer                            37
        29.25  Landlord's Pro-rata Contribution                38



                               Vii

                              LEASE
                       (JEFFERSON POINTE)

     This Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Lease and Summary are collectively referred to herein as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between NMA Fort Wayne, LLC, an Illinois limited liability company ("Landlord"), and BIAGGI'S RISTORANTE ITAEIANO, LEO an Illinois limited liability company ("Tenant"). In the event of a conflict between the terms of the Summary and the terms of this Lease, the terms of this Lease shall prevail.

                            ARTICLE I

     1.1  PREMISES, SHOPPING CENTER AND COMMON AREAS

     (i) THE PREMISES. Upon and subject to the terms hereinafter set forth in this Lease and contingent upon Landlord acquiring title to the Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises generally described in Section 5 of the Summary (the "Premises"), which Premises shall consist of a restaurant building ("Building") and appurtenant improvements to be constructed by Tenant thereon, at Tenant's sole cost, in accordance with the Work Letter described below together with Landlord's non-exclusive easement rights over the Common Areas described below, for parking, access, utilities, drainage and encroachments as more particularly set forth in the Outlot ECR referred to at Article 5 of this Lease and the Von Maur REA. The outline of the Premises is generally depicted in Exhibit A-2 attached hereto.

     (ii)THE SHOPPING CENTER. The Premises are located within the Shopping Center described in Section 4 of the Summary, the tentative configuration of which is generally depicted on Exhibit A-i attached hereto. The Shopping Center is being developed by Jefferson Pointe Development of Fort Wayne, LLC, a Delaware limited liability company ("Jefferson").

     (iii) COMMON AREAS. Tenant shall have Landlord's non-exclusive right to use in common with other tenants in the Shopping Center, and subject to the Rules and Regulations and the Outlot ECR referred to in Article 5 of this Lease, those portions of the Shopping Center which are provided, from time to time, for use in common by Jefferson, Tenant and any other tenants of the Shopping Center, whether or not those areas are open to the general public (such areas, together with such other portions of the Shopping Center reasonably designated by Jefferson are collectively referred to herein as the "Common Areas"). The general location of the Common Areas of the Shopping Center are shown on Exhibit A-I attached to this Lease.

     (iv) JEFFERSON'S USE AND OPERATION OF THE SHOPPING CENTER AND COMMON AREAS. Tenant agrees that Jefferson may from time to time without notice to
     Tenant, (a) close temporarily any of the Common Areas in connection with the performance by Jefferson of its repair and maintenance obligations or to prevent the acquisition of prescriptive rights; (b) make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (C) add additional buildings and improvements to the Common Areas and Shopping Center; (d) designate land outside the Shopping Center to be part of the Shopping Center, and in connection with the improvement of such land to add additional buildings and Common Areas to the Shopping Center; (e) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Shopping Center or to any adjacent land, or any portion thereof; and (f) do and perform such other acts and make such other changes in, to or with respect to the Shopping Center and Common Areas or the expansion thereof as Jefferson may, in the exercise of sound business judgment, reasonably deem to be appropriate. Landlord will cooperate with Tenant to enforce the Covenants and other provisions of the Outlot ECR to minimize the disruption or inconvenience to Tenant as a result of any of the aforementioned actions undertaken by Jefferson. This cooperation may include, but is not necessarily limited to, assigning to Tenant a cause of action which Landlord may have against Jefferson as a result of the aforementioned actions.

     1.2 IMPROVEMENT OF PREMISES. The Premises shall be constructed in accordance with the Work Letter Agreement attached hereto as Exhibit D ("Work Letter"). Tenant will be responsible for the construction of the Building and all other work required by Tenant or necessary to complete the Premises for occupancy
("Tenant's Work"). All such work by Tenant shall be designed, approved, performed, and completed in compliance with the provisions of the Work Letter and this Lease. Except as specifically set forth in this Lease (including the Work Letter), Landlord shall not be obligated to provide for or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representations or warranties regarding the condition of the Premises or the Shopping Center except as expressly set forth in this Lease (including the Work Letter).

                            ARTICLE 2

2.   LEASE TERM.

     2.1 INITIAL TERM. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease shall be as set forth in Section 6.1 of the Summary, shall commence on the earlier of the dates set forth in Section 6.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 6.3 of the Summary (the "Lease Expiration Date"), unless this Lease is sooner terminated as hereinafter provided. Promptly after the commencement of the Lease Term,

                                2
Landlord and Tenant shall execute the Confirmation of Lease  Term
Dates substantially in the form attached hereto as Exhibit B, confirming the Lease Commencement Date and Lease Expiration Date.

     2.2 OPTIONS TO EXTEND. Landlord hereby grants to Tenant (individually, "Extension Option" and collectively, "Extension Options") four (4) -successive options to extend the Lease Term for a period of five (5) years each (individually, "Option Term" and collectively, "Option Terms"). Each Extension Option must be exercised, if at all, by written notice ("Option Notice") delivered by Tenant to Landlord not less than one-hundred twenty
(120) days nor more than three hundred sixty (360) days prior to the end of the initial Lease Term or the then existing Option Term, as the case may be ("Exercise Window"). Notwithstanding the foregoing, Tenant shall not be deemed to have waived its right to exercise an Extension Option unless Tenant fails to deliver such Option Notice within fifteen (15) days after Landlord's delivery to Tenant of written notice notifying Tenant that Landlord failed to receive such Option Notice during the applicable Exercise Window. Further, the Extension Options shall, at Landlord's election, become null and void and of no further force and effect if Tenant is in monetary default or material non-monetary default after applicable notice and expiration of cure periods under this Lease at the time Tenant attempts to exercise such Extension Option or, following such exercise, prior to the commencement of the applicable Option Term. Provided Tenant has properly and timely exercised the applicable Extension Option, the Lease Term shall be extended for the period specified above, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect except that Base Rent (as defined in Article 3 below) payable by Tenant during each Option Term shall be adjusted as set forth in Section 7 of the Summary. The term of this Lease, as may be extended by any Option Term, is hereinafter collectively referred to as the "Lease Term."

                            ARTICLE 3

3. BASE RENT/RENT ESCALATIONS AND PERCENTAGE RENT. The Base Rent as described herein shall be payable monthly, in advance, on the first day of each successive month commencing on the Commencement Date. Any and all Percentage Rent required to be paid pursuant to this Lease shall be due and payable at the close of each Lease Year following the first Lease Year in which Tenant's Gross Sales for such Lease Year exceeds the applicable Breakpoint (prorated for partial years), or within fifteen (15) days thereafter. The Tenant shall pay as Additional Rent, within fifteen (15) days of its due date as estimated hereinafter or demand for payment if made by Landlord, all other sums of money or charges required to be paid by Tenant under this Lease whether or not the same shall be designated as "Additional Rent." All sums required to be paid pursuant to this Lease shall be deemed to be "rent" and the obligation to pay such sums shall be independent of any obligations required to be kept by Landlord pursuant to this Lease. Payment of rent shall be made without any right of set off, counter claim or deduction whatsoever ~except as may be permitted elsewhere in this Lease]. Tenant shall pay, without prior notice or

                                3

demand, to Landlord in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America.

     3.1 "BASE RENT." As set forth in Section 7 of the Summary, payable in equal monthly installments in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid on or before the Lease Commencement Date, as defined in Section 6.2 of the Summary. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month orto the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

     3.2 RENT ESCALATION. Base Rent for years subsequent to the first six (6) Lease Years shall be increased as set forth in
Section 7 of the Summary and incorporated herein by reference.

     3.3 "PERCENTAGE RENT." A sum of money equal to the Percentage Rent percentage of all Gross Sales of the Tenant computed for each Lease Year in excess of the Breakpoint as set forth in Section 7 of the Summary and incorporated herein by reference. For example, if the percentage rent rate is five percent (5%), the annual Base Rent is $244,000, and the Gross Sales are $5,000,000, then the Percentage Rent owed for the year would be $6,000: $5,000,000 Gross Sales multiplied by 5% (which equals $250,000) minus $244,000 (the annual Base Rent). The
Breakpoint shall be prorated for partial years for years containing more or less than twelve months.

                                (12)

     3.4 GROSS SALES. If any portion of Tenant's rental or other obligations to Landlord or other parties is based upon or determined by reference to the term "Gross Sales" then that term shall mean and include the total of the full sales price to the customer of all sales of merchandise, rental of equipment and/or charges for services for which a charge is made and all business (including but not limited to all sales by telephone or mail, internet sales where the purchase is made and paid for from terminals on the Premises, vending machines, all other merchandising dispensing equipment and receipts from pay telephones) transacted in, upon orfrom the Premises by Tenant, its subtenants, licensees, contractors, franchisees or any other occupants of the Premises, including all sales made from cash or upon credit, or partially for cash and partially upon credit and upon any other money transfer procedure accomplished by electronic transfer or similar method, or by barter or exchange, regardless of collection of charges for which credit is given and all sales, charges or unreturned deposits for services and business transacted for which orders are taken in, upon or from the Premises regardless of whether or not the

                                4

merchandise sold is delivered wholly or in part, the services are rendered or the business is transacted in, upon or from the Premises. Each sale, charge or business transacted upon installments or contracts thereof shall be treated as a gross sale for the full price or charge to the customer in the month in which such sale, charge or contact shall be made. Gross Sales shall not include:

               any sales tax levied upon such sales or charges, including, the amount of any city, county, state or federal sales, use, luxury or excise tax on such sales which is both added to the selling price (or absorbed therein) and paid to the taxing authorities by Tenant;

          ii. interstore transfers of merchandise;

          iii.cash or credit refunds;

          iv. returns to suppliers or manufacturers~

          v. any penalty charged by Tenant for a returned check;

          vi. reimbursement of amounts for postage, express or delivery services, including, but not limited, United Parcel Service, incurred in delivering merchandise to customers, provided that such charges are at all times properly segregated from amounts includable in Gross Sales and so identified on Tenant's records;

          vii. any sale at a discount to a bona fide employee of Tenant or of a licensee or concessionaire of Tenant, to the extent that such sales do not exceed two percent (2%) of the total Gross Sales in any Lease Year;

          viii.receipts  from  vending  machines   or   pay
               telephones;

          ix. any charge added by Tenant to its regular cash price as a finance charge for sales on credit, provided that such charge is at all times properly segregated from amounts includable in Gross Sales and so identified on Tenant's records. Each transaction involving the extension of credit shall be treated as a sale for the regular cash price in the month in which such transaction occurred, without regard to the time payment is made or title passes;

          x. any charges paid to the issuer of credit cards and for check authorization fees;


                                5
          xi. any sale of fixtures or equipment not in the regular course of Tenant's business or after use thereof;

          xii. gift certificates, or like vouchers, until such time as the same have been converted into a sale by redemption at the Premises;

          xiii.catalog sales where the payment for the item purchased does not occur at the Premises;

          xiv. layaway sales until the merchandise is delivered to the customer at the Premises;

          xv. the amount of any special discount to customers for damaged or defective merchandise;

          xvi. bad debt expense with respect to merchandise sold on credit or purchased by check; and

          xvii.charges collected from customers for fitting and alterations.


                            ARTICLE 4
                         ADDITIONAL RENT

4.   GENERAL TERMS.

     4.1  GENERAL  TERMS;  "NET" LEASE.  As  set  forth  in  this
Article 4, in addition to
paying the Base Rent and Percentage Rent specified in Article 3 of this Lease, Tenant shall pay Landlord's share of the Joint Maintenance Common Areas Expenses (as defined in the Outlot ECR), as set forth herein below, and Taxes, as hereinafter defined. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this
Lease,   are  hereinafter  collectively  referred   to   as   the
"Additional Rent", and Base Rent, Percentage Rent and the Additional Rent are sometimes herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent and Percentage Rent. Except as otherwise expressly provided in this Lease to the contrary, if Base Rent is abated during the Lease Term, no such abatement shall apply to Tenant's obligation to pay Additional Rent. Subject to Article 19, without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay Rent which accrues during the Lease Term shall survive the expiration of the Lease Term. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "Triple Net" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for all costs and expenses reasonably associated with

                                6

this Lease and the Premises, and Tenant's operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant, including Tenant's obligation to pay Tenant's share of Joint Maintenance Common Areas Expenses, as more particularly described in the Outlot ECR.

     4.2  Definitions  of Key Terms Relating to Additional  Rent.
As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

          (i)  "Expense  Year" shall mean each calendar  year  in
     which  any  portion  of the Lease Term  falls,  through  and
     including  the  calendar  year  in  which  the  Lease   Term
     expires, with any partial year being prorated.

          (ii)"Joint Maintenance Common Areas Expenses" shall have the meaning set forth in the Outlot ECR.

          (iii) "Taxes" shall mean any form of real estate tax, assessment (both general and special), license fee, license tax, tax on rent (enacted in lieu of a real estate tax), together with any statutory interest thereon, imposed or required at any time by any federal, state, county or city authority having jurisdiction, or any political subdivision thereof, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof (hereinafter individually and collectively referred to as "Governmental Agencies"), on the Premises, including, without limitation: (a) any impositions by Governmental Agencies (whether or not such impositions constitute tax receipts) or any other payments to Governmental Agencies (whether involuntarily imposed by any such Governmental Agencies or voluntarily agreed to by Landlord) in substitution, partially or totally, of any impositions now or previously included within the definition of real property taxes, it being acknowledged that Taxes shall include any governmental or private assessments or the Shopping Center's contribution towards a governmental or private cost/sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies;
     (b) any and all reasonable costs (including, without limitation, the fees of experts, tax consultants and attorneys) incurred by Landlord should Landlord reasonably elect to negotiate or contest the amount of said Taxes in formal or informal proceedings before the taxing Governmental Agency; provided, however, Taxes shall in no event include Landlord's conveyance, income, profits, corporation, franchise, inheritance, estate, succession or gift taxes.

     4.3 CALCULATION AND PAYMENTOF ADDITIONAL RENT. Tenant shall pay to Landlord or, at Landlord's direction, directly to Jefferson, as Additional Rent, an amount equal to the Landlord's share of Joint Maintenance Common Areas Expenses ("JMCA Expenses") as set forth in the Outlot ECR (which is currently computed by multiplying the JMCA

                                7
Expenses, as defined in the Outlot ECR, including a management fee of fifteen percent of such costs by 1.95%) which payment shall be remitted on or before the due date for such payment.

     4.4  CALCULATION  AND  PAYMENT  OF  TAXES.  In  addition  to
Tenant's Share of Joint Maintenance Common Areas Expenses, commencing on the Lease Commencement Date and continuing until the end of the Lease Term, Tenant shall pay to Landlord the amount of all Taxes assessed for any reason and levied on the Premises and the realty underlying the Premises.

     4.5 PERSONAL PROPERTY TAXES. Tenant shall pay before delinquency all taxes (including sales and use taxes), assessments, license fees and public charges levied, assessed or imposed upon its business operation as well as upon its merchandise, inventory, furniture, fixtures, equipment and other personal property.

     4.6 RIGHT TO CONTEST. Tenant shall have the right to reasonably contest the amount or validity of any Taxes payable with respect to the Premises (excluding any Taxes payable with respect to the Common Areas), in whole or in part, by appropriate administrative and legal proceedings, either in its own name, Landlord's name or jointly with Landlord, without any cost or expense to Landlord (and Tenant hereby agrees to indemnify and hold Landlord harmless from any and all cost, liabilities, claims or expenses in connection with any such contest), and Tenant may postpone payment of any such contested Taxes pending the prosecution of such proceedings and any appeals so long as such proceedings shall operate to prevent the collection of such taxes (and any fines or penalties) and the sale of the Premises to satisfy any lien arising out of the nonpayment of the same, and Tenant, upon the reasonable request of Landlord, shall furnish a bond to the Landlord sufficient to secure the payment of all contested Taxes in those instances where posting a bond is an alternative for paying the taxes, costs and expenses in connection therewith as a pre-condition to undertaking any such contest. In lieu of such bond, Tenant may elect to pay such Taxes under protest. Landlord shall execute and deliver to the Tenant whatever documents may be reasonably necessary or proper to permit Tenant to so contest any such Taxes or which may be necessary to secure payment of any refund (with respect to a tax year or portion thereof during the Term of this Lease) which may result from any such proceedings.

     4.7 MARKETING FUND; MERCHANTS ASSOCIATION. Tenant acknowledges that Jefferson shall be entitled to establish a fund ("Marketing Fund") for the Shopping Center, in which case Tenant agrees to pay to Landlord, or to Jefferson if so directed by Landlord, as Additional Rent, upon demand, a charge payable as detailed in the Outlot ECR (ie: not to exceed $2,500 per year subject to annual increases in the OPt Index not to exceed 3% per annum).

                            ARTICLE 5

5.     Use  of  Premises;  Opening  for  Business  Covenant   and
Landlord's Recapture Right.

     5.1 PERMITTED USE. Tenant shall use the Premises for the Permitted Use set forth in Section 9 of the Summary and in a manner consistent with the character of the Shopping Center as a first-class Shopping Center, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes. Landlord shall not unreasonably withhold its consent to a change in Tenant's Permitted Use. The parties agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold its consent to any proposed use wherein one or more of the following apply: (a) in Landlord's reasonable judgment, or the judgment of Jefferson, the proposed change in use is not a use consistent with the character of the Shopping Center as a first-class Shopping Center; or (b) the proposed use is not permitted by the Outlot ECR or would give an occupant of the Shopping Center or Jefferson a right to bring an action against Landlord.

     5.2 DUTIES AND QUALITY STANDARDS; PROHIBITED CONDUCT.

          (i) Compliance with Rules and Regulations, Laws and Outlot ECR. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any of its officers, employees, agents, servants or contractors to use, and shall use its reasonable efforts not to permit its customers to use, the Premises or Common Areas or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations attached to the Outlot ECR, or any other rules and regulations reasonably promulgated by Jefferson or Landlord in connection with Tenant's use of the Premises for the Permitted Use (collectively, "Rules and Regulations") or in violation of the laws of the United States of America, the State of Indiana, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Shopping Center and all covenants, conditions, and restrictions relating to the Shopping Center including, but not limited to, that certain Declaration of Reciprocal Easements, Covenants and Restrictions Agreement to be recorded against the Shopping Center and any amendments or modifications thereto
     (collectively, the "Outlot ECR"). Landlord covenants to cooperate with Tenant in all reasonable attempts by Tenant to ensure that the Rules and Regulations are not modified or enforced by Jefferson so as to materially and adversely interfere with Tenant's use of the Premises, or discriminatively enforced against Tenant. Further, except as otherwise provided herein, Tenant shall be obligated (and shall be responsible) for complying with any Legal Requirements which pertain to Tenant's use and occupancy of the Premises, whether such Legal Requirements are structural or nonstructural in nature. The term "Legal Requirements" means all applicable current or future statutes, ordinances, orders, rules, regulations, judgments and requirements of public authorities with jurisdiction and all applicable requirements of Landlord's insurance carriers relating to the Premises (to the extent made known to the party responsible for complying therewith).

     (ii)PROHIBITED CONDUCT. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Material, as that term is defined below. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation and maintenance of its Premises (such as janitorial supplies), which products contain chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in compliance with all laws and in the manner which such products are designed to be used shall not be a violation by Tenant of this Section 5.2.2. As used herein, Hazardous Material means any hazardous or toxic substances, materials or waste, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (a) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (b) petroleum products or by-products, (c) asbestos and (d) polychlorinated biphenyls. To the best of Landlord's knowledge, there are no Hazardous Materials present on the Premises. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor shall Tenant commit or suffer to be committed any waste in or upon the Premises. Tenant shall not conduct or advertise on or from or pertaining to the Premises any auction or closing-out wholesale business. Tenant shall not place or keep any tables (other than as used for outdoor seating in an area not to exceed three hundred (300) square feet and which shall in all respects be approved by Landlord and maintained by Tenant), (hereinafter the "Outdoor Seating Area"), merchandise or other items in the Common Areas and shall not be permitted to use any area outside of the Premises for any portion of Tenant's business operations, other than an Outdoor Seating Area. Tenant, or Tenant's employees and agents, shall not solicit business in the Common Areas and shall not distribute any handbills or other advertising matter therein.

     (iii) Signs; Merchandising and Advertising. Subject to any required governmental approvals, Tenant shall be permitted certain Building and exterior identification signage with respect to the Premises which shall be designed and installed, at Tenant's sole cost and expense, in compliance with the Signage Criteria for the Shopping Center. Tenant shall submit to Landlord and Jefferson, plans and specifications with respect to such
Building and exterior signage concurrently with Tenant's submittal to Landlord of the Preliminary Plans described in the Work Letter. All such signage shall be furnished, maintained, and removed at the expiration of the Lease Term (with all damage caused by such removal to be repaired by Tenant), at Tenant's sole cost and expense. Tenant's right to the signage described above is personal to Tenant and may not be assigned or transferred to, or utilized by, any other person or entity, except an assignee of Tenant permitted under Article 14 below.

     5.3 OPENING FOR BUSINESS AND OPERATION COVENANTS AND LANDLORD'S RECAPTURE RIGHT. Tenant covenants and agrees that Tenant shall (i) initially open for business to the public under the Trade Name set forth in Section 9 of the Summary on or before six (6) months from the date Landlord tenders possession of the Premises to Tenant and (ii) from and after such initial opening, continuously and uninterruptedly keep the Premises so open for business for no less than three (3) years under the Permitted Use and Trade Name, subject to interruption of business actually caused by casualty or condemnation or a reasonable period for periodic remodeling, repairs or maintenance. Tenant's required operating hours shall be, ata minimum, seven days perweek (excluding national holidays) from 5:00 p.m. until 10:00 p.m. In no event shall Tenant be open for business earlier than 9:00 a.m. or after 1:00 a.m. without the prior written consent of Landlord which consent shall not be unreasonably withheld. In the event Tenant Ceases to Operate (as defined below) or abandons the Premises, Landlord shall have the right, in addition to its other rights and remedies available at law or equity, to terminate this Lease. For purposes of this Section 5.3, "Ceases to Operate" shall mean a failure of Tenant to be open to the public for business for the Permitted Use at least during all hours of all days on which Jefferson reasonably elects to open the Shopping Center for business to the public, for a period of thirty (30) days, except while the Premises are untenable by reason of alterations, remodeling by Tenant or its assignee, casualty or condemnation and Tenant is performing its restoration obligations in accordance with this Lease.

     5.4 RADIUS RESTRICTION. Tenant covenants and warrants that it will not, during the Lease Term, directly or indirectly, operate or own any business with the same name, menu or operating characteristics, within a radius of five (5) air miles of any portion of the Shopping Center (measured on a straight-line basis).


                            ARTICLE 6

6.   SERVICES AND UTILITIES.

     6.1 CLEANING AND MAINTENANCE. During the Term, Tenant shall, at its own expense, keep the entire Premises, all signage on or with respect to the Premises, all sidewalks and walkways adjacent thereto (and any landscaping located within such sidewalks and walkways) and any loading docks and trash areas used by Tenant or serving the Premises, in first class condition, including, but not limited to, removal of debris and garbage from the Premises and such loading docks, cleaning of the exterior portions of the Premises and all windows, window frames and doors of the Premises. Tenant shall separately contract at its sole cost and expense for janitorial services with a reputable janitorial contractor in accordance with the maintenance standards set forth in this Lease.

     6.2 UTILITIES. From and after the date of this Lease, Tenant shall provide in the Premises at its own expense, heat, ventilation, air conditioning, water, gas, electricity, steam and other utilities. All such utilities shall be separately metered at Tenant's sole cost and expense and Tenant shall make payment directly to the entities providing such utilities and services. Landlord shall deliver the Premises with an electrical power line, water line, sanitary sewer line, natural gas line, cable TV line, telephone, and storm sewer utilities, in sufficient capacity and quantities that will permit Tenant to construct and operate its restaurant without incurring extraordinary construction costs or fees or assessments beyond tap-in fees, to locations within five (5) feet of the property line of the Premises.

     6.3 INTERRUPTION OF UTILITIES. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure, delay, diminution or interruption of any utilities or services for any reason other than Landlord's gross negligence or intentional misconduct and such failure, delay, diminution or interruption shall not be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

                            ARTICLE 7

7.   REPAIRS.

     7.1 TENANT REPAIRS. Tenant shall, at its sole cost and expense, maintain and repair the entire Premises in first class condition including, but not limited to, all electrical, mechanical, and plumbing systems, the roof, foundation, windows, doors, glass, HVAC, parking lot, and landscaping. Tenant waives and releases any rights it may have under Indiana law or otherwise to make any repairs at Landlord's expense. Landlord shall have no obligation to maintain or repair all or any part of the Premises.


                            ARTICLE 8


8.   ADDITIONS AND ALTERATIONS.

     8.1  ALTERATIONS.  Tenant may not  make  any  structural  or exterior improvements,
alterations, additions or changes (collectively, the "Alterations") to the Premises without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, that

Tenant may, at Tenant's sole cost and expense, make interior Alterations to the Premises which do not cost in excess of $100,000. The initial construction of the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

     8.2 MANNER OF CONSTRUCTION. Tenant shall construct such Alterations and perform all repairs in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to, if required, a valid building permit, issued by the City of Fort Wayne, all in conformance with any reasonable construction rules and regulations Landlord may impose. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.

     8.3 CONSTRUCTION INSURANCE. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, if Tenant shall use a contractor to make such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant's contractor carries "Builder's All Risk" insurance in an amount equal to the cost of construction of such Alterations, and such other insurance required by law or in the exercise of prudent business practices.

     8.4  LANDLORD'S PROPERTY. All Alterations shall  be  at  the sole cost of Tenant and shall, at the expiration or earlier termination of this Lease, be and become the property of Landlord, except that Tenant may remove any non-structural Alterations, provided Tenant repairs any damage to the Premises caused by such removal. If Tenant fails to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the reasonable cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations, improvements, fixtures and/or equipment in, on or about the Premises.


                            ARTICLE 9

9. COVENANT AGAINST LIENS. Except as provided in Article 20 below, Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Shopping Center or the Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record or bonded in a timely manner. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed or bonded against in a manner reasonably acceptable to Landlord on or before the date occurring thirty (30) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action reasonably necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant upon receipt of evidence of such payment.


                           ARTICLE 10

10.  INSURANCE.

     10.1INDEMNIFICATION.  Tenant  shall,  to  the   extent   not
covered by insurance
carried or required to be carried by Landlord hereunder, indemnify, defend, protect, and hold harmless Landlord, its managing members, members, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises, including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed; (ii) the use or occupancy of the Premises by Tenant or any person claiming by, through or under Tenant;
(iii) the condition of the Premises or any occurrence or happening on the Premises from any cause whatsoever except Hazardous Material which was present on the Property before the date Tenant takes possession of the Premises; (iv) Tenant's, its employees, contractors or agents, use, release, manufacture, storage, or disposal of any Hazardous Materials on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Materials, or (v) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person, in, on or about the Premises, including, without limitation, any acts, omissions or negligence in the making or performance of any Alterations (whether prior to or during the Lease Term); provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Landlord shall, to the extent not covered by insurance carried or required to be carried by Tenant hereunder, indemnify, defend, protect and hold harmless Tenant, its managing members, members, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any such loss, cost, damage, expense or liability (including, without limitation, court costs and reasonable attorneys' fees) arising directly out of the negligence or willful misconduct by Landlord or Landlord's agents, servants, employees and contractors. Further, Tenant's agreement to indemnify and hold Landlord harmless pursuant to this Lease and the exclusion from Tenant's indemnity and the agreement by Landlord to indemnify and hold Tenant harmless pursuant to the preceding sentence are not intended to and shall not relieve any insurance carrier of its obligation under policies required to be carried by Landlord or Tenant, respectively, pursuant to the provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

     10.2TENANT'S INSURANCE. Tenant shall keep in force the following coverages in the following amounts:

          (i) Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

                    Property Damage Liability $1,000,000 each occurrence
                    $2,500,000 annual aggregate
                    Personal Injury Liability $2,000,000 each occurrence
                    $5,000,000 annual aggregate
                    0% Insured's participation

          (ii)Physical Damage Insurance (including broad form boiler and machinery coverage) covering the entire Premises, including, but not limited to, (i) the Building and (ii) all furniture, trade fixtures, steam boilers or other pressure vessels, air conditioning, heating and ventilation equipment and systems, equipment, merchandise, inventory and all other similar items located within the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items, with deductibles reasonably acceptable to Landlord and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, and sprinkler leakage coverage.

          (iii) Worker's Compensation insurance in compliance with all applicable laws and Employer's Liability Insurance in the amount of at least $100,000 or such greater amount as may be required by law.

          (iv) Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent retail tenants or attributable to prevention of access to the Premises or Shopping Center as a result of such perils.

          (v) Insurance covering the full replacement costs of all plate glass located at the Premises. Tenant may self insure this risk.

          (vi) Liquor liability insurance coverage in limits approved by Landlord, in the event Tenant serves or sells alcohol in or from the Premises.

     10.3 FORM OF POLICIES. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord (and if Landlord so elects, Landlord's partners) and Landlord's lender(s) as additional insureds thereunder; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued with an insurance company authorized to do business in Indiana and which has a general policy rating of A or better and a financial class of VI or better by A.M. Best Company, Inc. (or if a rating of A.M. Best Company Inc. is no longer available, a similar rating from a similar or successor service) or which is otherwise acceptable to Landlord; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is not excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the date Tenant takes possession of the Premises and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof (and a reasonable administrative fee) shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor. Tenant's obligation to carry the insurance required under Section 10.2 may be satisfied by inclusion of the Premises within the coverage of a so-called "blanket" policy or policies of insurance, provided that the coverage afforded Landlord will not be diminished by reason thereof and that the requirements set forth in this
Section 10.4 are otherwise satisfied.

     10.4 SUBROGATION. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is required to be insured against hereunder or is otherwise insured under policies of insurance for fire and all risk coverage, theft, or other similar insurance.

     10.5 ADDITIONAL INSURANCE OBLIGATIONS. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord or Landlord's lender(s), but in no event shall (i) such increased amounts of insurance or such other types of insurance be in excess of that required by prudent landlords of comparable first-class Shopping Centers in Fort Wayne, Indiana and (ii) such coverage unless such coverage is required by Landlord's lender or customarily carried by similarly situated tenants in Fort Wayne, Indiana, and is available at commercially reasonable rates.


                           ARTICLE 11

11. Damage and Destruction.

     11.1 REPAIRS AND  RESTORATION. Tenant shall promptly  notify
Landlord of any
damage to the Premises resulting from fire or any other casualty. Tenant shall, following receipt of applicable permits and insurance proceeds, forthwith proceed to repair, restore, replace or rebuild the Premises, including any improvements therein, to substantially the same condition in which the same were immediately prior to such damage or destruction. Tenant shall diligently prosecute said work to completion without delay or interruption, except for events due to Force Majeure. In connection with such repairs, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto. Such submittal of plans for construction of improvements shall be performed in substantial compliance with the terms of Article 8 hereof. Notwithstanding the foregoing, Landlord shall have no right to disapprove Tenant's plans, specifications and working drawings to the extent they are the same as those previously approved by Landlord pursuant to Exhibit D and Article 8 hereof. Landlord will cooperate with Tenant to obtain the repair or remediation of any damage done to the Joint Maintenance Common Areas which resulted from any such casualty. In the event of reconstruction pursuant to this Section 11.1 or Section 11.2, and Base Rent and Additional Rent shall abate to the extent of interference with business conducted by Tenant in the Premises from the date of completion of such casualty until substantial completion of such repairs and the refixturing of the Premises, but only if such abatement is covered by Landlord's rental interruption insurance. In the event of reconstruction pursuant to this Section 11.1 or
Section 11.2, all insurance proceeds payable under the Physical Damage Insurance required to be carried by Tenant pursuant to
Section 10.2.2 above shall be paid to Tenant for use in connection with such reconstruction. Tenant's failure to maintain adequate insurance shall not relieve Tenant of Tenant's obligation to rebuild.

     11.2 DESTRUCTION DURING LAST TWO YEARS OF LEASE TERM. Notwithstanding the foregoing, if such damage or destruction shall occur within the last two (2) years of the Lease Term (as may be extended pursuant to Section 2.2 above), and shall amount to twenty percent (20%) or more of the replacement cost of the Premises (exclusive of the land and foundation), this Lease may be terminated at the election of Tenant, provided that written notice of such election is delivered to Landlord within forty-five (45) days after the occurrence of such damage or destruction. Upon termination as aforesaid, Tenant shall demolish the remaining improvements and remove all debris from the
Premises, and this Lease and the Term thereof shall cease and come to an end, any unearned Rent or other charges paid in advance by Tenant shall be refunded to Tenant, Tenant shall pay all Rent properly apportioned up to such date of termination, and the parties shall be released hereunder, and each to the other, from all liability and obligations thereafter arising. Upon termination as aforesaid, any insurance proceeds payable pursuant to the Physical Damage Insurance required to be maintained by Tenant pursuant to Section 10.2.2 (excluding insurance proceeds forTenant's merchandise, inventory and personal property, and the demolition and removal of the improvements) shall be disbursed to the parties as provided in the following sentences. The parties shall first agree upon the extent of the damage or destruction on a percentage basis (e.g., 20%, 30%, 50%, etc.). If the parties are unable to agree on the percentage of damage or destruction, then each party shall select an independent appraiser in order to determine the extent of damage or destruction and the percentage of damage or destruction reasonably determined by each party's independent appraiser shall be averaged for purposes of this paragraph. Within 45 days after such determination, Landlord shall elect whether or not Landlord desires to repair or replace any damage to the improvements located on the Premises. If Landlord elects to repair or replace the damage to the improvements on the Premises, then such insurance proceeds shall be disbursed as follows: (a) a percentage of the insurance proceeds equal to the damage or destruction to the improvements on the Premises, as determined by the parties or their respective appraisers, shall be disbursed to Landlord; and (b) the remaining balance of the insurance proceeds shall be disbursed to Tenant. If Landlord does not elect to repair or replace the improvements located on the Premises, then the insurance proceeds shall be disbursed as follows: (i) first, to the payment of all reasonable costs of demolition and removal of the improvements located on the Premises; (ii) a portion of the remaining balance, equal to the remaining balance multiplied by the percentage of destruction of the improvements located on the Premises, shall be paid to Landlord; and (iii) the remaining balance of said insurance proceeds shall be paid to Tenant.

                           ARTICLE 12

12. NON-WAIVER. Nowaiverof any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, and any waiver by Landlord or Tenant of any provision of this Lease may only be in writing. Additionally, no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.


                           ARTICLE 13

13.  CONDEMNATION.

     13.1PERMANENT TAKING. If all or a material portion of the Premises is taken by power of eminent domain or condemned by any competent authority ("Condemnor") for any public or quasi-public use or purpose, or if access to the Premises is permanently and substantially impaired as a result of such taking, such that Tenant's business operations on the Premises are substantially interfered with, either party shall have the option to terminate this Lease upon ninety (90) days' notice to the other party, provided such notice is given no later than one hundred eighty
(180) days after the date of such taking. Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall be entitled to such portion of the award attributable to loss of Tenant's interest in the Building, any Alterations, goodwill and moving expenses. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be equitably adjusted.


                           ARTICLE 14

14. ASSIGNMENT AND SUBLETTING.

     14.1 TRANSFERS. Except  as permitted  in  Section  14.5  and
Article 20 below, Tenant shall not, without the prior written consent of Landlord, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include

(i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the material terms of the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord to determine the financial responsibility, character and business experience of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under Section 19.1 of this Lease, subject to Tenant's right to cure such default.

     14.2 LANDLORD'S CONSENT. Landlord shall not unreasonably withhold its consent to, condition or delay, any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

          (i)  The  Transferee's contemplated use of the  Subject
     Space following the Transfer conflicts with a then existing exclusive granted another occupant of the Shopping Center;

          (ii)The    Transferee    lacks   sufficient    business
     reputation, character or experience to operate a successful business from the Premises;

          (iii)  The  Transferee has a Net Worth,  as  calculated
     pursuant  to  GAAP,  of  less  than  Four  Million   Dollars
     ($4,000,000.00);

          (iv) The proposed Transfer would cause a violation of another lease for space in the Shopping Center which was executed prior to this Lease, or would give an occupant of the Shopping Center a right to cancel its lease or bring an action against Landlord or Jefferson under the Outlot ECR or otherwise; or

          (v) The proposed Transfer relates to less than all of the Premises.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within 180 days after Landlord's consent, but not later than the expiration of said period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to
Section 14.1 of this Lease.

     14.3 EFFECT OF TRANSFER. If Landlord consents to a Transfer,
(i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, a copy of the assignment or sublease or similar transfer document and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, (including, but not limited to any Transfer permitted without Landlord's consent under Section 14.5 below) shall relieve Tenant from liability under this Lease. Notwithstanding the foregoing, Tenant shall be released from liability thereafter arising under this Lease in the event a Transferee approved by Landlord and which otherwise meets the requirements of this Article 14 has (and will continue to have immediately following such Transfer) a net worth and net current assets of $10,000,000 and $2,000,000, respectively. The most recent annual report or financial statements, audited by an independent certified public accountant, of such Transferee shall be delivered to Landlord to evidence such Transferee's net worth and net current assets.

     14.4 ADDITIONAL TRANSFERS. Subject to Section 14.5 below, for purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of sixty percent (60%) or more of the general partners, or transfer of twenty-five percent (25%) or more of the general partnership interests (other than to immediate family members for estate planning purposes, or as a result of death), within a eighteen (18) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12) month period or (c) the sale, mortgage, hypothecation or pledge of more than an aggregate of sixty percent (60%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

     14.5 PERMITTED TRANSFERS. Notwithstanding the foregoing provisions of this Article 14, Tenant shall have the right to assign this Lease, or sublet the Premises or any portion thereof, without the consent of Landlord (but upon at least thirty (30) days' prior written notice to Landlord), as a part of a financing transaction or to any subsidiary corporation or other entity, which acquires all or substantially all of the shares of stock or assets of Tenant or which is a parent or subsidiary of Tenant, or which is the successor corporation in the event of a corporate reorganization (collectively, a "Related Entity"); provided that such merger, consolidation, acquisition, or reorganization is not entered into or structured as a subterfuge to avoid Tenant's obligations or liabilities hereunder, and provided the other entity shall assume in writing Tenant's obligations this the Lease.

                           ARTICLE 15

15.   SURRENDER  OF  PREMISES; OWNERSHIP  AND  REMOVAL  OF  TRADE
FIXTURES.

     15.1 SURRENDER OF PREMISES. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

     15.2 REMOVAL OF TENANT PROPERTY BY TENANT Within thirty (30) days after the expiration of the Lease Term, or upon any earlier
termination  of  this  Lease,  Tenant  shall,  subject   to   the
provisions of this Article 15, quit and surrender possession of the Premises to Landlord broom-clean, in as good condition and repair as Tenant is required to maintain the same throughout the Lease Term, normal wear and tear excepted, together with all keys and combinations to locks, safes and vaults and all improvements, alterations, additions, and fixtures installed in, upon orto the interior or exterior of the Premises, except personal property, signs and trade fixtures, all of which shall thereupon become the property of Landlord without any claim by Tenant therefor, but the surrender of such property to Landlord shall not be deemed to be a payment of rent or in lieu of any rents, charges or other sums reserved hereunder. Tenant shall have up to thirty (30) days after the expiration of the Lease Term in which to remove Tenant's personal property, signs and trade fixtures, and Tenant shall pay to Landlord upon the surrender of the Premises, an amount equal to one-half (1/4) of the Base Rent calculated on a per diem basis using the last month's Base Rent. Before surrendering the Premises, Tenant may, but shall not be obligated to, remove any improvements, alterations, additions, lighting fixtures,
apparatus,  equipment  and  decorations  at  any  time  made   or
installed by Tenant in, upon or to the interior or exterior of the Premises, and Tenant further agrees to repair any damage caused thereby. If Tenant shall fail to remove any of Tenant's said personal property, signs and trade fixtures, said property shall, at the option of Landlord, either be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove and store said property, without further notice to or demand upon Tenant.

     15.3 LANDLORD'S LIEN WAIVER. Landlord, within thirty (30) days after request from Tenant, shall execute and deliver any document reasonably required by any supplier, lessor, or lender in connection with the granting, creating, or perfecting by Tenant of a security interest in and to Tenant's movable personal property (including, but, not limited to, Tenant's inventory, supplies, merchandise, fixtures, machinery and equipment but specifically excluding any such personal property paid for by Landlord) and any proceeds therefrom, pursuant to which Landlord shall subordinate any rights it may have or acquire with respect to said personal property of Tenant, and any proceeds therefrom, if the supplier, lessor, or lender agrees in writing that: (i) it will remove that property from the Premises before the expiration of the term or within ten (10) days after termination of this Lease and (ii) it will, at its sole cost and expense, make whatever restoration to the Premises that is necessitated by such removal.

                           ARTICLE 16

16. HOLDING OVER. If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Land lord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease, but subject to Tenant's rights in Section 15.2. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure.


                           ARTICLE 17

17. ESTOPPEL CERTIFICATES. Within fifteen business days (15) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit C, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Shopping Center, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. The provisions of this Article 17 are hereby deemed to be reciprocal to the extent contextually applicable, including the requirement that Landlord deliver such an estoppel certificate to a Leasehold Mortgagee (as defined in Article 20 below).

                           ARTICLE 18

18. SUBORDINATION. This Lease shall be subject and subordinate to the lien of any mortgage now or hereafter in force against the Premises, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages, unless the holders of such mortgages, or the lessors under such ground lease, require in writing that this Lease be superior thereto. Notwithstanding the foregoing, the subordination of this Lease to mortgages shall be conditioned upon delivery to Tenant of a reasonably acceptable Non-Disturbance Agreement (as defined below). Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set-offs whatsoever, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease; provided that such purchaser shall recognize this Lease and that Tenant's right to possession of the Premises under this Lease shall not be disturbed so long as Tenant performs all of the duties and obligations of Tenant hereunder. Tenant shall, within twenty (20) days of request by Landlord, execute and deliver to Landlord such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, subject to Tenant's obtaining from such mortgagee a commercially reasonable non-disturbance agreement executed by such mortgagee providing that, as long as Tenant is not in default beyond the expiration of the applicable cure period hereunder, this Lease shall remain in effect for the full Lease Term (a "Non-Disturbance Agreement").


                           ARTICLE 19

19. DEFAULTS; REMEDIES.

     19.1EVENTS OF DEFAULT BY TENANT. The occurrence of any of the following shall constitute an Event of Default by Tenant under the terms of this Lease:

          (i) Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within ten (10) days after written notice from Landlord to Tenant that such payment is due; or

          (ii)A Transfer in violation of Article 14 hereof; or

          (iii) Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

          (iv)  Tenant's  failure  to  execute  and  deliver  any
     requested    estoppel   instrument(s)    or    subordination
     agreement(s) within fifteen business (15) days of Tenant's receipt of same; or

          (v)   To   the  extent  permitted  by  law,  a  general
     assignment  by  Tenant  of  the Lease  for  the  benefit  of creditors, or the filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within ninety (90) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within ninety (90) days.

     19.2 LANDLORD'S REMEDIES UPON DEFAULT BY TENANT. Upon the occurrence of any uncured Event of Default by Tenant, Landlord may, at its option: a) terminate this Lease as of a specified date provided in a notice to tenant, and resume possession of the Premises, or b) without terminating the Lease, relet the Premises without such reletting being deemed an acceptance of a surrender of the Premises or Lease, nor a waiver of Landlord's rights or remedies. In addition to rights to possession of the Premises, Landlord shall be entitled to damages in an amount calculated as provided below. Landlord shall have the right to accelerate the Rent for the lesser of the unexpired term (not including renewals) and sixty (60) months (the "Initial Acceleration Period"). The present value of this stream of Rent shall then be calculated utilizing a discount rate of eight percent (8%) per annum. Landlord shall attempt to obtain a substitute tenant or take other commercially reasonable actions to mitigate its damages. Landlord shall calculate the present value of the rental payments to be remitted by the substitute tenant during the Initial Acceleration Period using a discount rate of eight percent (8%) per annum. The parties agree that Landlord may not find a suitable substitute tenant for part of the Initial Acceleration Period. Landlord shall calculate the difference between the present value of the Rent to be remitted by Tenant pursuant to the terms of this Lease and the present value of the rent to be remitted by the substitute tenant. To such amount will be added all reasonable attorneys fees and expenses incurred by Landlord to obtain a substitute tenant or to enforce the terms of this Lease, reasonable realtor's fees and other reasonable expenses of reletting the Premises. Landlord shall be entitled to a money judgment against Tenant for such amount. In the event that the unexpired term (not including renewals) extends beyond the Initial Acceleration Period, upon the expiration of forty eight (48) months after Landlord's initial acceleration of Rent, Landlord shall be entitled to accelerate Rent again for any additional period equal to the lesser of the unexpired term (not including renewals) remaining after the Initial
Acceleration Period and sixty (60) months (the "Second Acceleration Period"). Landlord shall be entitled to judgment in its favor and against Tenant for the Second Acceleration Period (if any) of Rent calculated as described above. In the event that the unexpired term (not including renewals) extends beyond the Second Acceleration Period, Landlord shall be entitled to accelerate a third time upon expiration of forty eight (48) months after the dale of the Second Acceleration Period for any additional period equal to the lesser of the unexpired term (not including renewals) remaining after the Second Acceleration Period and sixty (60) months. This procedure shall continue until the term (not including renewals) is expired. Judgment may be entered in favor of Landlord and against Tenant notwithstanding that Landlord has not yet found a substitute Tenant despite commercially reasonable efforts. In such a case, Landlord agrees to promptly amend the judgment after obtaining a substitute tenant to take into account the present value of the rent to be paid by the substitute tenant.

     19.3 EFFORTS TO RELET. For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

     19.4 LANDLORD DEFAULT.  Landlord shall  not  be  in  default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event sooner than thirty (30) days after notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default, and Tenant's remedies shall be limited to monetary damages and such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law; provided however, that in no event shall Landlord be liable under any circumstances for any consequential damages incurred by Tenant including, without limitation, any injury to, or interference with, Tenant's business, (including any loss of profits) arising in connection with this Lease. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying Rent due hereunder as a result of any default by Landlord. Notwithstanding the foregoing or anything in this Lease to the contrary, if Landlord is in default hereunder (after expiration of the notice and cure period), then Tenant may, following an additional ten (10) day notice to Landlord and any such holder of a mortgage, cure such default on Landlord's behalf and expense and, in such event, Landlord shall reimburse Tenant for all reasonable and documented costs incurred in connection therewith within thirty (30) days following receipt of a billing therefor. In no event shall Tenant have any right to offset or deduct any sums from Rent due hereunder until the expiration of thirty (30) days after providing Landlord a billing for any expense paid by Tenant, in which event Tenant may, notwithstanding anything in this Lease to the contrary, deduct from any single installment of Base Rent an amount not in excess of twenty-five (25%) percent of that particular installment, which deduction may be taken until Tenant has fully recovered the expense, plus interest thereon at the Interest Rate.

     19.5 CONSEQUENTIAL DAMAGES. Landlord and Tenant each waive any and all claims or liability for any and all indirect, incidental, special or consequential damages which either may incur as a result of a default by the other under this Lease.


                           ARTICLE 20

20.  Leasehold Mortgages.

     20.1 RIGHT TO ENCUMBER. Notwithstanding anything to the contrary contained in the Lease, Tenant may at any time and from time to time without Landlord's consent, encumber, hypothecate, mortgage, pledge or alienate Tenant's leasehold estate and rights hereunder, and Tenant's interest in the Building and other improvements constructed by Tenant on the Premises, as security for payment of any indebtedness of Tenant to a lender or investor; provided, however, such encumbrance, hypothecation, mortgage, pledge or alienation shall not encumber Landlord's fee title or reversionary interest in orto the Premises, the Tenant Improvements, and Landlord's right to receive Rent and Additional Rent hereunder shall have priority over the rights of any Leasehold Mortgagee (as defined below). Any such encumbrance, hypothecation, mortgage, pledge or alienation shall be referred to herein as a "Leasehold Mortgage," and the holder of a Leasehold Mortgage shall be referred to herein as Leasehold Mortgagees." A Leasehold Mortgagee may enforce its Leasehold Mortgage and acquire title to the leasehold estate in any lawful way and, pending foreclosure of such Leasehold Mortgage, such Leasehold Mortgagee may take possession of and operate the Premises, performing all obligations of Tenant under this Lease capable of being performed by such Leasehold Mortgagee, and upon foreclosure of such Leasehold Mortgage by judicial foreclosure, or upon acquisition of the leasehold estate by deed in lieu of foreclosure, the Leasehold Mortgagee may, upon notice to Landlord, sell and assign the leasehold estate hereby created; subject to the requirements of Section 20.4 below. Notwithstanding any such Leasehold Mortgage, in no event shall Tenant be released from any of its obligations under this Lease (even in the event any Leasehold Mortgagee or any successor acquires title to such leasehold estate).

     20.2 LANDLORD'S FORBEARANCE. Landlord, concurrently with the delivery to Tenant of any notice of a default or breach under this Lease, shall provide a copy of such notice to any Leasehold Mortgagee, so long as Landlord has previously been informed of the name and address of such Leasehold Mortgagee in the manner and by the means provided for in Article 22 of this Lease. There shall be only one such Leasehold Mortgage at a given time. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been so provided to any Leasehold Mortgagee of which Landlord has notice. Landlord may not terminate this Lease because of Tenant's default or breach if, within thirty (30) days after such written notice, any such Leasehold Mortgagee shall have (i) cured all defaults or breaches described in said notice which can be cured by the payment of money; or (ii) if any such defaults or breaches are not curable by the payment of money commenced to cure such defaults or breaches and continue diligently to prosecute the same towards completion (including foreclosure if necessary to gain possession of Premises). If the Leasehold Mortgagee ceases its effort to cure any such default, then Landlord shall have no further obligation hereunder to forebear the termination of this Lease.

     20.3 NEW LEASE. Upon a Leasehold Mortgagee's request to Landlord within thirty (30) days after such Leasehold Mortgagee's acquisition of such leasehold, Landlord shall enter into a new lease with such Leasehold Mortgagee covering the Premises covered by the foreclosed Lease if such Leasehold Mortgagee (i) gives notice of request prior to or concurrently with such foreclosure,
(ii) pays all costs associated with such new lease (including Landlord's attorneys' fees and costs), and (iii) remedies all defaults capable of cure (including, but not limited to, the payment of all Rent and other charges due under this Lease up to and including the commencement of the term of such new lease). The new lease shall be for the remainder of the Term, plus any Option Terms (as may be extended pursuant to Section 2.2) of this Lease, effective at the date of foreclosure, and in the form of this Lease, including, but not limited to, at the Rent and on all of the covenants, agreements, conditions, provisions, restrictions and limitations contained in this Lease (including the restrictions on use contained in Article 5 hereof).

     20.4 ASSIGNMENT. No Leasehold Mortgagee or purchaser at foreclosure shall be entitled to become the owner of Tenant's interest in this Lease unless such Leasehold Mortgagee or purchaser shall first have delivered to Landlord an assumption agreement reasonably acceptable to Landlord, executed in recordable form, wherein and whereby such Leasehold Mortgagee or purchaser (i) assumes the performance of all of the terms, covenants and conditions of this Lease, and expressly confirms that the same are in full force and effect, (ii) use the Premises in accordance with all of the requirements of this Lease
(including Article 5) and (iii) otherwise satisfies the requirements of Section 14.3 concerning an assignment of this Lease.

                           ARTICLE 21
               INSPECTION AND DELIVERY OF PREMISES

     Prior to the execution of this Lease, Tenant has had the opportunity to obtain and review the following documents:

          (i)  Copy of the Construction, Operation and Reciprocal
     Easement  Agreement by and between Landlord  and  Von  Maur,
     Inc.,  recorded on June 23, 2000, as Document No.  200038790
     (the "REA"), and

          (ii)Draft Outlot ECR.

     21.1Landlord has no actual knowledge of, and has received no notice of, any violation, or potential or alleged violation, of any governmental law, rule, statute, ordinance or regulation, including without limitation Environmental Laws, affecting the Shopping Center, the Premises or any contiguous properties, regardless of whether same has been cured. "Environmental Laws" means any and all federal, state, county, municipal or other governmental statutes, laws, ordinances, rules, regulations and legally enforceable policies concerning the protection of the environment, human health or safety, whether presently in effect or hereafter enacted, promulgated, amended or substituted.

     21.2 CONDITIONS  TO   TENANT'S   OBLIGATIONS.   Tenant   has
completed Tenant's due diligence.

     21.3 DELIVERY. Landlord shall deliver the Premises to Tenant when Landlord closes on the purchase of the Premises from Jefferson.


                           ARTICLE 22

22. NOTICES. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, ordelivered personally (including reputable overnight courier services) to Landlord or Tenant at the appropriate addresses set forth in Section ii of the Summary, or to such other place as Landlord or Tenant may from time to time designate in a Notice to the other party. Any Notice will be deemed given upon receipt or refusal if it is mailed as provided in this Article 22 or upon the date personal delivery is made. If Tenant is notified of the identity and address of the holder of any deed of trust or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease any method permitted by this Article 22, and such mortgagee shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to

                               29

Tenant. If Landlord is notified of the identity and address of the holder of a Leasehold Mortgage, Landlord shall give to such Leasehold Mortgagee written notice of any default by Tenant under the terms of this Lease by a method permitted under this Article 22, and such Leasehold Mortgagee shall be given an opportunity to cure such default prior to Landlord's exercising any remedy available to Landlord, as more particularly provided in Section 20.2.


                           ARTICLE 23

23. DEVELOPMENT OF THE SHOPPING CENTER. Jefferson intends to subdivide all or a portion of the Shopping Center pursuant to the terms of the Outlot ECR. Subject to the Tenant's rights and the limitations set forth in the Outlot ECR, Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents reasonably necessary to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. It is agreed that (i) all Common Areas shall be subject to the exclusive control and management of Jefferson and subject to the Outlot ECR (as defined in this Lease), and Jefferson shall have the right at any time (either before, during or after initial construction thereof), once or more often, to change the size, area, level, location and arrangement of the entrances, access roads, parking areas and other Common Areas, to construct buildings and other improvements thereon and therein, and to permit the owners and occupants of land located outside the Shopping Center and Premises and their invitees to use the Common Areas; (ii) Jefferson shall have the right to make alterations and additions to the buildings in the Shopping Center (including the construction of additional buildings therein), and to add and exclude areas from the Shopping Center, and to relocate improvements; and (iii) Jefferson shall have the right to do and perform such other acts in and to the Common Areas as Jefferson shall determine to be advisable with a view to the improvements of the convenience and use thereof by tenants of the Shopping Center and Premises, and their customers. The rights of the Landlord and Jefferson as reserved in this Lease shall be subject to the condition that no exercise of any such rights by Jefferson in accordance with the Outlot ECR shall alter the physical dimensions of the Premises nor change its location or relative proximity to other stores nor otherwise materially or unreasonably interfere with the conduct of Tenant's business in the Premises and if Jefferson does so in violation of the Outlot ECR, Tenant shall be entitled to relief only against Jefferson. Tenant acknowledges that portions of the Shopping Center may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed Shopping Center. Tenant hereby waives any and all Rent offsets or claims of constructive eviction which may arise in connection with such construction.


                               30
                           ARTICLE 24

24. BROKERS. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Lease, other than Next Realty and its local affiliate, which commission shall be paid by Landlord. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. Tenant acknowledges that Landlord has informed Tenant that certain principals and members of Landlord are licensed real estate brokers.


                           ARTICLE 25

25. LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (including Percentage Rent) or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after written notice from Landlord to Tenant that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment of Rent by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after written notice from Landlord to Tenant that they are due shall bear interest from the date when due until paid at a rate per annum equal to the then prime rate established by the Federal Reserve plus three percent (3%) ("Interest Rate").


                               31

                           ARTICLE 26

26.  LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT.

     26.1 LANDLORD'S RIGHT TO SELF HELP. If Landlord considers necessary any repairs, maintenance, renewals or replacements or other items required by the provisions of this Lease for which, under any of the terms of this Lease, Tenant is responsible to be made or provided, Landlord may demand that Tenant make such repairs or perform such maintenance or provide such renewal or replacements, and, upon Tenant's failure or refusal to commence such repair, maintenance, renewal or replacement within thirty
(30) days from the date of such request, Landlord shall have the right (but shall not be obligated), either itself or through a third-party contractor, to make such repair, perform such maintenance or provide such renewal or replacement (Tenant hereby waiving any damage caused thereby including, without limitation, any damage caused by any such third-party contractor engaged by Landlord to perform such work except as a result of Landlord's gross negligence).

     26.2 TENANT'S REIMBURSEMENT. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; and in addition, if not paid within twenty (20) days of such demand, Tenantshall pay Landlord, upon demand, interest at prime plus two percent
(2%);(ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law following any Event of Default by Tenant for which any applicable notice and cure period has expired, including, without limitation, all reasonable legal fees and other amounts so expended. In the event Tenant defaults in such payment, Landlord shall have all remedies provided in this Lease. Tenant's obligations under this Section
26.2 shall survive the expiration or sooner termination of the Lease Term.

                           ARTICLE 27

     27. ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon not less than 24 hours prior written notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or to the ground or underlying lessors; (iii) show the Premises to prospective tenants during the last nine (9) months of the Lease Term, so long as Tenant has advised Landlord of its intent not to exercise its renewal option; (iv) post notices of nonresponsibility, provided the posting does not interfere with Tenant's business; (v) perform services required of Landlord; or (vi) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of

                               32

Rent and may take such reasonable steps as required to accomplish the stated purposes; provided, however, each such entry shall be made in reasonable manner which, to the maximum extent reasonably possible, does not interfere with Tenant's business operations or security systems. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Landlord shall not erect any signs advertising the Premises for sale or lease so long as Tenant remains open for business at the Premises.


                           ARTICLE 28

     28. PARKING. Throughout the Lease Term but subject to the provisions of this Article 28, Tenant and Tenant's employees, agents, customers, invitees and permittees shall have Landlord's right to the non-exclusive use of all parking areas of the Shopping Center included in the Common Areas for the parking of
motor   vehicles  as  set  forth  in  the  Outlot   ECR.   Tenant
acknowledges that all such parking spaces are to be used on a non-
exclusive,   first-come,  first-served  basis  by   all   owners,
landlords, tenants, occupants, licensees, invitees and permittees of the Shopping Center. Tenant's parking rights shall be subject to the terms of this Lease and reasonable parking rules and regulations adopted by Jefferson from time to time. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those reasonably designated by Landlord for such activities.

                           ARTICLE 29

     29. MISCELLANEOUS PROVISIONS.

     29.1 TERMS. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

     29.2 BINDING EFFECT. Subject to all other provisions of this Lease, each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

     29.3 TRANSFER OF LANDLORD'S INTEREST. The Landlord reserves the right to sell or otherwise assign its interest in the Lease or the Premises and the acquisition of title or this Lease by a subsequent owner shall not affect or impair this Lease. If Landlord conveys or transfers its interest in the Premises Tenant agrees that upon assumption of Landlord's

                               33

obligations in writing by the transferee, upon such conveyance or transfer, Landlord (and in the case of any subsequent conveyances or transfers, the then grantor or transferor) shall be entirely released from all liability with respect to the performance of any obligations on the part of Landlord to be performed hereunder from and after the date of such conveyance or transfer. Upon notice of such transfer, Tenant shall attorn to the new owner as landlord.

     29.4 MEMORANDUM OF LEASE. Both parties shall execute and acknowledge a Memorandum of this Lease in recordable form which shall be substantially in the form attached hereto as Exhibit E, which Memorandum shall be recorded in the office of the County Recorder of Allen County, Indiana promptly after the Lease Commencement Date provided all contingencies have been satisfied or waived by Landlord and Tenant as provided in this Lease. The parties shall share all costs associated with the recordation of such Memorandum.

     29.5 CAPTIONS. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

     29.6 RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

     29.7 SHOPPING CENTER NAME AND SIGNAGE. Jefferson shall have the right at any time to change the name of the Shopping Center
(or portions thereof).

     29.8 TIME OF ESSENCE. Time is of the essence of this Lease and each of its provisions.

     29.9 PARTIAL INVALIDITY. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

     29.10 FINANCIAL STATEMENTS. Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord's written request, with the most recent year-end Profit and Loss Statement of Tenant which shall be provided in a statement certified by a certified public accounting firm. Tenant agrees to provide Landlord with Tenant's most recent year end Balance Sheet upon Landlord's written request, but such request may not be submitted more than once per year.

     29.11  ENTIRE  AGREEMENT.     It    is     understood    and
acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the exhibits and schedules attached hereto, the Work Letter Agreement, and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

               Exhibits

               A-I Outline of Shopping Center
               A-2 Outline of the Premises and Tenant's Envelope
               B    Notice of Lease Term Dates
               C    Form of Tenant's Estoppel Certificate
               D    Work Letter Agreement
               D-1 Work Schedule
               D-2 Landlord's Work Plans
               E    Form of Memorandum of Lease
               F    Form of Construction Agreement


     29.12 FORCE MAJEURE. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and the Lease Commencement Date and Tenant's obligation to commence paying Rent (collectively, "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

     29.13   JOINT AND SEVERAL.  If  there   is   more  than  one
Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

     29.14 AUTHORITY. If Tenant or Landlord is a corporation or partnership, each individual executing this Lease on behalf of such party hereby represents and warrants that such party is a duly formed and existing entity qualified to do business in Indiana and that such party has full right and authority to execute and deliver this Lease and that each person signing on behalf of such party is authorized to do so.

     29.15 GOVERNING LAW. This Lease shall be construed and enforced in accordance with the laws of the State of Indiana.
Landlord and Tenant agree and stipulate that venue shall be Allen
County, Indiana.

     29.16 SUBMISSION OF LEASE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

     29.17 LANDLORD AND TENANT LIABILITY. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord or Tenant hereunder (including any successor1 in interest hereunder) shall be limited solely to Landlord or Tenant)as legal entities and their constituent partners, subpartners, members, managing members or agents shall dave no personal liability therefor, and Landlord and Tenant, on behalf of themselves and all persons claiming by, through, or under them, hereby expressly waive and release such partners, subpartners, members, managing members or agents from any and all personal liability.

     29.18 COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

     29.19 GROSS SALES RECORDS. Whether or not Tenant is required to pay Percentage Rent, or any other sums required of Tenant to be paid to Landlord or others computed or described herein, Tenant shall keep at its home office during the term hereof and until the full performance of Tenant's obligations hereunder are completed, notwithstanding the expiration of this Lease, an accurate record, verifiable under accepted accounting principles, of Gross Sales. Tenant further agrees to keep, retain and preserve, for at least three (3) Lease Years, a record of its Gross Sales from the Premises. Landlord hereby expressly acknowledges that (I) Tenant retains cash register receipts, daily sales reports, sales slips and deposit slips for a limited period of time only and (ii) transfers data from such original sales records to its more permanent computerized accounting records, which records are in keeping with good and accepted accounting practice. Accordingly, Landlord hereby approves of Tenant's method of original and permanent recording of Gross Sales.

     29.20 INSPECTIONS. Tenant, at Tenant's sole cost and expense, shall have the right to perform any necessary marketing studies, perform any necessary studies or tests of the Premises, enter onto the Premises to perform borings, soil, engineering and environmental tests, surveys and studies, and to determine the extent of the availability of utilities at the Premises and to generally determine the feasibility of the project. Tenant agrees to indemnify and hold harmless Landlord from and against, and to reimburse Landlord with respect to any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys' fees and court costs) asserted against or incurred by Landlord by reason of or arising out of the damages caused by the entry by Tenant with regard to such inspections, soil tests, examination or any other entry by Tenant upon the Premises.

     29.21 GIFT CERTIFICATE PROGRAM. In the event Jefferson elects to institute a "Gift Certificate Program" at the Center, Tenant agrees to participate in such program pursuant to the terms of the Outlot ECR.

     29.22 CONSTRUCTION AGREEMENT. The parties agree that a written agreement as to the construction of the improvements on the Premises is important to the development of an orderly shopping center and, therefore, the parties hereto agree to execute and deliver prior to commencement of construction, a construction agreement substantially in the form attached hereto as Exhibit F.

     29.23 INDEPENDENT COVENANTS. The doctrine of independent covenants will apply in all matters relating to this Lease including, without limitation, all obligations of Landlord and Tenant to perform their respective obligations under this Lease. Except as to Tenant's offset rights, the preceding sentence shall apply notwithstanding that Landlord may have defaulted in fulfilling a covenant to maintain or repair the Premises even if such default results in the unsuitability of the Premises for Tenant's intended commercial use. All obligations of Tenant which by their nature involve performance after the end of the term, or which cannot be ascertained to have been performed until after the end of the term of this Lease, shall survive the expiration or sooner termination of this Lease.

     29.24 FIRST RIGHT OF OFFER. In the event Landlord desires to sell the Premises, Tenant shall have the exclusive first right to make an offer to purchase the Premises for Landlord's asking price (the "Asking Price") for the Premises. Should Tenant waive its first right of offer, Landlord may put the Premises on the market. In the event Landlord receives a bona fide offer for less than the Asking Price by any person or entity, Landlord shall provide written notice to Tenant of such interested party and provide Tenant with a copy of any such offer or contract detailing the terms and conditions of the proposed sale (the "Offer"). For thirty (30) days after receipt of such written notice, Tenant shall have the right to elect to match or meet the Offer. In the event Tenant shall elect to match or meet the Offer to purchase, Tenant shall signify such election by written notice (the "Notice") thereof served upon Landlord within such thirty day period and thereafter the sale shall close within ninety (90) days on the same terms and conditions as the Offer. This first right of offer shall be a continuing right which shall be renewed upon any change in the terms or conditions of the Offer. Any provision of this First Right to the contrary notwithstanding, provided that the Transferee (as hereinafter defined) agrees to be (additionally) bound by the terms and conditions of this Section, Landlord may transfer the Premises, in whole or in part, without creating an obligation under this paragraph, to: (I) any corporation into which or with which Landlord has merged or
consolidated;   (ii)  any  parent,  subsidiary,   successor,   or
affiliated corporation of Landlord; (iii) any partnership of which more than seventy-five percent (75%) of the partnership interest shall be owned by Landlord or the parent corporation of Landlord, provided Landlord or such parent corporation is a general partner; (iv) any shareholder or Landlord may transfer his/her Landlordship interest to his/her spouse or issue (the "Transferee").

     29.25 LANDLORD'S PRO-RATA CONTRIBUTION. In consideration for the performance by Tenant of certain work in the Premises and the timely fulfillment of all of the terms of this Lease, and in addition to any other costs and expenses to be paid by Landlord, Landlord shall pay Tenant the aggregate sum of One Million Two Hundred Thousand Dollars ($1,200,000.00) towards the cost of construction of Tenant's Work (the "Landlord's Pro-rata Contribution"). Landlord shall disburse the Landlord's Pro-rata Contribution to Tenant pursuant to the following schedule:
Fifteen percent (15%) upon Tenant's receipt of necessary building permits; twenty percent (20%) upon completion of footings; twenty percent (20%) afterthe improvements are under roof; thirty percent (30%) upon completion of paving and striping; and fifteen percent (15%) upon receipt of certificate of occupancy, and a final release of all liens and the completion of any punch list. Not less than thirty (30) days prior to the making of any advance, Tenant shall submit a "Request for Advance" on a standard AlA Form G702 and G703 or a comparable form agreed upon by the Landlord and Tenant, and a certificate of Tenant and its contractor to the effect that (i) the construction to date of the Tenant Work has been performed in a good and workmanlike manner and in accordance with the Final Plans, (ii) the amount of the Direct Costs incurred to complete construction to the applicable stage of completion either has been paid by Tenant and/or is justly due to the Tenant's contractor for work, labor or materials furnished for the construction of the Tenant Work insofar as actually incorporated therein. Landlord upon receipt of the foregoing shall pay to Tenant, Landlord's Pro-rata Contribution. Landlord shall not be required to make advances more frequently than once each month.

Tenant shall be responsible for any and all construction costs in excess of the amount of Landlord's Pro-rata Contribution.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this
Lease to be executed the day and date first above written.



                        TENANT:

                              BIAGGI'S RISTORANT ITALIANO, LLC an
                              Illinois limited liability Company
                              Date Executed:

                              By:    /s/ Tartet Harford

                              Its:          President

                              Date Executed:  2/28/01


                            LANDLORD:

                              NMA Fort Wayne, LLC, an Indiana
                              limited liability
                              company its Manager

                              By:  /s/ George

                              Its: Managing Member

                              Date Executed: 2/28/01

                            Exhibit B

                   NOTICE OF LEASE TERM DATES



To: ___________________

     Re:  Lease  effective  February 27, 2001  between  NMA  Fort
          Wayne, LLC, an Illinois limited liability company ("Landlord"), and BIAGGI'S RISTORANTE ITALIANO, LLC an Illinois limited liability company ("Tenant") concerning certain premises located at Jefferson Pointe Shopping Center, Fort Wayne, Indiana.

Gentlemen:

     In  accordance with the referenced Lease (the  "Lease"),  we wish to advise you and/or confirm as follows:



1.   The Lease Term commenced on __________________ for a term of

Fifteen (15) years ending on ___________________, with Four (4)

Option terms of Five (5) years each.



2.   Rent  commenced  to  accrue on ______________________,in the
initial  amount  of   $___________ per  month for Base Rent, plus
Tenant's share of Joint Maintenance Common Areas Expenses and certain other charges, as more particularly provided in the Lease.


3. If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.    Your  rent  checks should be made payable  to  Next  Realty
MidAtlantic,  LLC ____________________________ Chicago,  Illinois
_______





                               42

                            LANDLORD:
                                  NMA Fort Wayne, LLC, an
                                  Illinois limited liability company

                                   By: _____________________________

                                   Its: ____________________________

                                   Date Executed: __________________





Agreed to and Accepted as of
________________ 200




                             TENANT:

                                   BIAGGI'S RISTORANTE ITALIANO,
                                   LLC an Illinois limited
                                   liability company

                                   By: _____________________________

                                   Its:_____________________________

                                   Date Executed____________________




                               43

                            Exhibit C

               FORM OF TENANT ESTOPPEL CERTIFICATE



To:


          Re: Lease Pertaining to Jefferson Pointe Shopping
               Center, Allen County, Indiana (the "Project")

Ladies and Gentlemen:
          The undersigned, as tenant ("Tenant"), hereby states and declares as follows:

     1.  Tenant is the lessee under that certain lease (the
"Lease") pertaining to the Project which is dated
________________ 200 and under which the name of the original
Landlord was


     2.   The name of the current Landlord is:
     _________________________________.

     3.  The Lease is for the following portion of the Project
(the "Demised Premises") (if the entire Project, so state):

     4. The Lease has not been modified or amended except by the following documents (if none, so state):

     5. The initial term of the Lease commenced on _____________________, 200 and shall expire on
___________________, ______,unless sooner terminated in
accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state):

     6. The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

     7.  As of the date hereof, Tenant is occupying the Demised
Premises and is paying rent on a current basis under the Lease.

          (a) The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is $______________ per month.



                               44


          (b) Percentage rent ("Percentage Rent"), if any, due under the Lease has been paid through __________________ and the amount of Percentage Rent for the last period paid was $________________

          (c) Common area maintenance, taxes, insurance and other charges (the "Reimbursables"), if any, due under the Lease have been paid through __________________

     8. Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state):

     9. The Demised Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state):

     10. No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a "Default") on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

     11. To the best of Tenant's knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

     12. Tenant has no option or right to purchase all or any part of the Project.

     13.   Tenant   has   not   assigned,  sublet,   transferred,

hypothecated or otherwise disposed of its interest in  the  Lease and/or the Premises, or any part thereof.

     14.   Neither  the  Lease  nor  any  obligations  of  Tenant

thereunder  have been guaranteed by any person or entity,  except as follows (if none, so state):


     15. No hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Demised Premises or on the Project in violation of any applicable laws, rules or regulations or the terms of the Lease.

     16. No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.

     17. No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $____________, which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.
                               45
     18. Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

     19. Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord's interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state):

     20. Tenant understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust and Security Agreement encumbering Landlord's fee interest in the Premises and the rents, issues and profits of the Lease (the "Security Instrument"), and (ii) an Assignment of Leases and Rents ("Assignment of Leases") which affects the Lease, and that you (and persons or entities to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) are relying upon the representations and warranties contained herein in making such loan. Further, Tenant has received notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to you as security for the aforesaid loan secured by the Security Instrument. In the event that you (or any person or entity to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) notify Tenant of a default under the Security Instrument or Assignment of Leases and demand that Tenant pay its rent and all other sums due under the Lease to you (or such future lender), Tenant shall honor such demand without inquiry and pay its rent and all other sums due under the Lease directly to you (or such future lender) or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Landlord.

     21.  The  undersigned is authorized to execute  this  Tenant
Estoppel Certificate on behalf of Tenant.

     22. This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.


                              Very truly yours,

                             TENANT:


                              By: _________________________

                              Name:________________________

                              Its:_________________________

                              Date Executed:_______________

                            Exhibit D
                      WORK LETTER AGREEMENT


     THIS WORK LETTER AGREEMENT (`Work Letter") is entered into as of this 27th day of February, 2001, by and between NMA Fort Wayne, LLC, an Illinois limited liability company ("Landlord"), and BIAGGI'S RISTORANTE ITALIANO, LLC an Illinois limited liability company ("Tenant").

                            RECITALS:

     A. Landlord and Tenant have entered into a Lease (the "Lease") dated as of the date hereof, covering certain premises (the "Premises") more particularly described in the Lease. This Work Letter is attached to the Lease as Exhibit D. Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.

     B. In consideration of the mutual covenants contained in the Lease and this Work Letter, Landlord and Tenant hereby agree as follows:

          1. Completion Schedule. Attached hereto as Schedule D-1 is a schedule (the "Work Schedule") which sets forth a time table for the planning and completion of the "Landlord's Work" and the "Improvements", as defined below, and for the installation of all furniture, trade fixtures and equipment ("Tenant's FF&E") to be installed by Tenant within the Premises and to be used in connection therewith. The dates for performance set forth in the Work Schedule shall be subject to extension for Force Majeure.

          2. Tenant's Work. Reference herein to "Improvements" shall mean a first-class, restaurant building (the "Building") of not more than nine thousand four hundred
     (9,500) square feet-of floor area and all related improvements, including, without limitation, all other improvements within the Premises, Tenant's FF&E, perimeter sidewalks and landscaping, all signage for the Premises, a trash enclosure for the Premises and the restoration of any portions of the Common Areas of the Shopping Center installed by Landlord which are damaged, altered or affected by Tenant's work and any and all improvements to the Premises required to comply with the Outlot ECR other than the Landlord's Work described below (collectively, "Tenant's Work").

          3. Landlord's Work. Landlord shall, at its sole cost and expense, deliver the Premises to Tenant with a building pad rough graded and compacted to the specifications set forth in the Outlot ECR and Exhibit D-2 hereto. Further, Landlord shall, at Landlord's sole cost and expense, cause to be extended to within five (5) feet of the property line of the Premises, utilities, including water, electricity, gas and sewer stubbed in ground; provided, however, Tenant acknowledges that with respect to certain of such utilities such as telephone and electricity, Landlord will only provide the pipes or conduits as it will be Tenant's responsibility as part of Tenant's electrical contract to cause the extension of the actual utilities within such pipes or conduits. All of the foregoing work to be performed by Landlord, is hereinafter collectively referred to as "Landlord's Work." The Premises shall otherwise be delivered in an "AS-IS" condition. Tenant shall, at its sole cost and expense, field verify the "AS-IS" condition of the Premises, extend from the property line of the Premises, as necessary, and connect to such underground utility facilities to provide such services as may be necessary to complete Tenant's Work and install separate meters. Tenant shall pay any hook-up or connection charges or fees related to utilities serving the Premises.

     4.  Improvement Plans.

          (a) The Contractor selected by Tenant is approved.

          (b) Preliminary Plans. In accordance with the Work Schedule, Tenant shall cause its Contractor to prepare and submit to Landlord and Jefferson two (2) copies of preliminary plans and specifications and a site layout for Tenant's Work which shall include a floor plan of the Building to be constructed within Tenant's Envelope and a general layout and description of Tenant's FF&E (collectively, "Preliminary Plans"). "Tenant's Envelope" is generally depicted on Exhibit A-2 to the Lease and shall be more particularly established by Landlord and Tenant during the period for the preparation and approval of Tenant's Preliminary Plans. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in connection with the preparation of such Preliminary Plans. Included in the Preliminary Plans will be the proposed location of Tenant's signs, the designation of materials, colors and elevations, the designation of the type and quality of the Improvements, a roof plan and a preliminary landscape plan. Within the applicable time period set forth in the Work Schedule following Landlord's receipt of the Preliminary Plans, Landlord shall review and approve or reasonably disapprove the Preliminary Plans. Landlord's approval shall not be unreasonably withheld. If Landlord disapproves the Preliminary Plans in whole or in part, Landlord shall inform Tenant of the reasons for such disapproval in writing and Tenant shall revise and resubmit the Preliminary Plans within ten (10) working days. Following Tenant's revision and resubmittal to Landlord of the Preliminary Plans, Landlord shall have ten (10) working days to review and either approve or disapprove the revised Preliminary Plans. In accordance with the Work Schedule, the parties shall repeat the review and approval procedure described herein until they shall mutually agree on the Preliminary Plans.

(c) Submittal of Preliminary Plans. In accordance with the Work Schedule, promptly following approval of the Preliminary Plans by Landlord, Tenant shall, at its sole cost and expense, submit the Preliminary Plans to the Planning Department of the City of Fort Wayne ("Planning Department") for review and approval. Tenant shall also, at its sole cost and expense, promptly prepare and submit to the Planning Department any studies, drawings and other documents or items and shall prepare and submit any revisions to the Preliminary Plans which may be required by the Planning Department in order tO obtain the Planning Department's approval thereto; provided, however, that any revisions to the Preliminary Plans submitted by Tenant shall be subject to Landlord's approval, which approval shall not be unreasonably withheld. In connection therewith, Tenant shall deliver to Landlord any proposed revision to the Preliminary Plans prior to Tenant's submission of same for approval by the Planning Department. Within ten (10) days after receipt of any such proposed revision, Landlord shall either approve same or deliver to Tenant its specific objections thereto together with their proposect solution to each objection; provided, however, that in the event that Landlord fails to either object or accept such revisions within ten (10) days, such failure shall be deemed acceptance of such revision(s) by Landlord.

(d) Final Plans. In accordance with the Work Schedule, following approval of the Preliminary Plans by Landlord and the Planning Department, Tenant shall cause its Contractor to prepare and deliver to Landlord and Jefferson two (2) copies of final working drawings and specifications for the Improvements based upon and conforming in all respects to the approved Preliminary Plans (the "Final Plans"). Within the applicable time period set forth in the Work Schedule following Landlord's receipt of the Final Plans, Landlord shall approve or reasonably disapprove the Final Plans; provided, however, Landlord shall have no right to disapprove the Final Plans to the extent they are consistent with the Preliminary Plans approved by Landlord.

(e) Submittal of Final Plans. Promptly following Landlord's written approval of the Final Plans, Tenant, with the cooperation of Landlord (but at no additional expense to Landlord), shall (I) submit the Final Plans to the Planning Department and all other appropriate governmental agencies and prepare and submit to the same any applications, documents, studies, reports or other items necessary to obtain all approvals and permits required by law for the construction of Tenant's Work, including, without limitation, final grading permits and a building permit for the Improvements (collectively, "Tenant's Permits"); (ii) in all other respects diligently pursue  the  obtaining of Tenant's Permits;  (iii)  pay
          all  necessary  fees incidental to Tenant's  Work;  and
          (iv) furnish Landlord such evidence thereof as is reasonably satisfactory to Landlord. Tenant agrees to diligently and in good faith process any and all applications required from the city, county and any other governmental authority necessary to obtain Tenant's Permits.

          (f)   Plan  Approval.  If  Landlord  objects   to   the
          Preliminary Plans and/or the Final Plans or to any aspect thereof, Landlord and Tenant's design and/or construction representatives shall, promptly after Tenant's receipt of Landlord's notice of objections, meet and attempt in good faith to resolve Landlord's objections.

          (g) Confidentiality. So long as this Lease is in effect, Landlord agrees to use Landlord's reasonable efforts to keep the Final Plans with respect to Tenant's Work confidential but shall have the right to provide such plans to prospective Landlord's purchasers, investors, lenders and consultants and as may be required in any lawsuit or proceeding.

     5. Construction of Tenant's Work. In accordance with the Work Schedule, Tenant shall enter into a construction contract
(the "Construction Contract") with the Contractor, for the construction of Tenant's Work in accordance with the Final Plans. Tenant shall supervise the completion of such work and shall use diligent efforts to secure completion of Tenant's Work in a good and workmanlike manner in accordance with the Final Plans, the Construction Contract and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of Tenant's Work to commence promptly following the issuance of Tenant's Permits and cause the completion of Tenant's Work in accordance with the Work Schedule. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection to facilitate the construction of Tenant's Work. At all times during the course of constructing Tenant's Work, Landlord shall have the right to enter upon the Premises to inspect Tenant's construction activities. Landlord shall have the right, in its discretion, to require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to insure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

     6. Installation of Tenant's FF&E. Following completion or concurrently with the construction of Tenant's Work and in accordance with the Work Schedule, Tenant shall cause the Premises to be fully equipped with Tenant's FF&E in accordance with the Final Plans.

     7.   Payment  of the Construction Costs of the Improvements.
Tenant shall be responsible for all costs associated with Tenant's Work except as set forth in the Lease.

     8.  Miscellaneous Construction Covenants.

          (a)   Diligent  Construction.  Tenant  will   promptly,
          diligently and continuously pursue construction of Tenant's Work to successful completion in full compliance with the Final Plans, the Construction Contract, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant's Work and Landlord's Work to effectuate such work in a timely and compatible manner.

          (b) Compliance with Laws. Tenant will construct Tenant's Work in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Tenant shall notify Landlord in writing not less than ten (10) days prior to the commencement of the construction of any portion of the Improvements as to name, telephone number and responsible party for each and every contractor and/or subcontractor who is about to commence work at the Premises.

          (c) Indemnification. Landlord and Tenant agree that their respective indemnities set forth in Section 10.1 of this Lease shall also apply with respect to any acts or omissions of such parties or their respective contractors, subcontractors, laborers, materialmen and suppliers.

          (d) Insurance. Construction of the Improvements shall not proceed without Tenant first acquiring workers' compensation and comprehensive general public liability insurance and property damage insurance as well as "All Risks" builders' risk insurance, with minimum coverage of $5,000,000 or issued by an insurance company meeting the requirements of the Lease. Not less than thirty (30) days before commencing the construction of Tenant's Work, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord's approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. The Contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(e) Coordination of Labor. All of Landlord's and Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by the other or its contractors.

(f) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord of any of the terms or provisions of the Lease. Any default by Tenant or Landlord with respect to any portion of this Work Letter shall be deemed a breach of the Lease forwhich the non-defaulting party shall have all the rights and remedies as in the case of a breach of said Lease.

(g) Approval of Plans. Landlord will not check Tenant's drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant's responsibility to meet and comply with all Federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be totally responsible for such matters.

(h) Tenant's Deliveries. Tenant shall deliver to Landlord, at least ten (10) days prior to the commencement of construction of Tenant's Work, the following information:

     (a) The names and addresses of the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant's Work;

     (b) The date on which Tenant's Work will commence, together with the estimated dates of completion of Tenant's construction and fixturing work, and the date on which Tenant expects to be ready to open for business in the Building; and

     (c) A copy of the fully executed Construction Contract.

               (i)Qualification of Contractors. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord' s general contractor and other contractors on the job. All work shall be reasonably coordinated with the general Shopping Center work.

               (j)Temporary Facilities During Construction. Tenant shall provide and pay for all temporary utility facilities and the removal of debris, as necessary and required in connection with the performance of Tenant's Work. Storage of Tenant's contractors' construction materials, tools, equipment and debris shall be confined to the Premises and in areas which may be reasonably designated for such purposes by Landlord.

     IN WITNESS WHEREOF, this Work Letter is executed as of the date first written above.
                             TENANT:

                             BIAGGI'S RISTORANTE ITALIANO, LLC an
                             Illinois limited liability company


                              By:_____________________________

                              Its:____________________________

                              Date Executed:__________________

                              LANDLORD:

                              NMA FORT WAYNE, LLC, an Illinois
                              limited liability company

                              By:_____________________________

                              Its:____________________________

                              Date Executed:__________________







                          SCHEDULE D-1

                          WORK SCHEDULE

(Estimate)


1.   Submittal to Landlord of name of Tenant's    Done
     Contractor and Subcontractors

2.   Landlord's approval of Tenant's Contractor   Done
     and Subcontractors

3.   Landlord delivers graded pad                 Upon Lease execution
                                                  and Landlord's closing
                                                  as purchase of Premises

4.   Submittal of Preliminary Plans to Landlord   15 days following Lease
                                                  execution

5.   Landlord's approval of Preliminary Plans     10 days following receipt
                                                  of Preliminary Plans

6.   Submittal of Preliminary Plans to City       5 days following Lease
                                                  execution

7.   City approval of Preliminary Plans           30 days following
                                                  submission to City

8.   Submittal of Final Plans to Landlord         10 days following City
                                                  approval of Preliminary

9.   Landlord's approval of Final Plans           10 days following receipt
                                                  of Final Plans

10.  Submittal of Final Plans to City             2 days following Landlord's
                                                  approval

11.  Enter into construction Contract             15 days following
                                                  Landlord's approval
                                                  of the Final Plans

12.  Completion of Tenant's Work                  On or before six (6)
     and Installation of FF & E                   months from delivery
                                                  of possession of
                                                  Premises



                               55

                           EXHIBIT D-2

                      LANDLORD'S WORK PLANS



LANDLORD'S WORK: Site to be delivered with the following:

a. Landlord to provide Tenant with a rough graded and compacted building pad to within 12" below the Finished Floor Elevation (FFE) listed on Jefferson's Grading Plans. Grading Tolerances within building pad and paved areas to be plus three tenths (+.3") to minus two tenths (-.2") of a foot.

b. All compaction shall be to 95% of the modified proctor dry density. Landlord has provided Tenant with copies of geotechnical tests or samples that are relative to the Premises.

c.   Water Service: Landlord shall provide one (1) eight inch
     (8") Water Main to within five (5) feet inside of the property line of the Premises.

d. Sanitary Service: Landlord shall provide one (1) six (6") or eight (8") inch Sanitary Sewer Main to within five (5) feet inside of the property line of the Premises from which Tenant may tap and install necessary domestic and grease trap waste lines.

e.   Storm Sewer Service: Landlord shall provide Storm Sewer
     Service to within five (5) feet inside of the property line of the Premises from which Tenant may tap and install required drainage lines.

f. Natural Gas Service: Landlord shall make natural gas service available to within five (5) feet inside of the property line of the Premises from which Tenant may tap and install required Gas service lines.

g. Electrical Service: Landlord shall set an electrical transformer to within five (5) feet inside of the property line of the Premises from which Tenant shall arrange for service installation to the building.

h. Telephone Service: Landlord shall make telephone service available to within five (5) feet inside of the property line of the Premises from which Tenant shall arrange for service installation to the building.




                               56

i. Cable TV: Landlord shall make Cable Television service available to within five (5) feet inside of the property line of the Premises from which Tenant shall arrange for service installation to the building.

2. TENANT'S WORK: Tenant shall comply with the Outlot ECR including the Outlot Delivery exhibit attached thereto.
     This shall include, but may not be limited to, the following.

a. Tenant is responsible for its own site grading if altered after acceptance hereof.

b.   Tenant is responsible for its own building permit.

c.   Tenant to secure its own full service liquor license.

d. Tenant shall be responsible for improvements on its site per Landlord's to include but not limited to building, sidewalks, building and site landscaping, paving, striping, site lighting, irrigation, etc. Defined more thoroughly as follows:

     1. CIVIL/SITE WORK: Tenant shall provide Civil/Site work plans based upon the Design Criteria to Jefferson's Engineer for a review and approval process. No Construction may proceed on the Premises prior to receiving notification from Jefferson's engineer.

     2. UTILITY PLAN: Tenant shall provide Utility Plans showing water and sanitary service connections designed to the City of Fort Wayne standards and any other applicable local, state or federal standards as well as the Design Criteria.

          * Upon completion of installing any sanitary sewer main, a twenty foot (20') Public Sanitary Sewer
               Easement shall be filed with the City of Fort
               Wayne.

          * Tenant is responsible for contacting local phone, electrical, cable and natural gas providers to coordinate service locations.
               Schematic location of these services must be shown on plans.

     3. PAVING PLAN: Tenant shall provide Paving Plans with typical parking stall dimensions, location of handicap stalls, dimensions of all driveways, aisles, and islands. Plans shall also include spot elevations sufficient to determine slope of all pavement sections. Design must comply with the Design Criteria.

     4. SITE LIGHTING PLAN: Tenant shall provide and install the same type and style of fixture as Jefferson has throughout the entire Shopping Center. Design must comply with the Design Criteria.


                               57

5. Landscape Plan: Tenant shall design landscaping to be compatible with the overall landscape design concept of the Shopping Center. Design must comply with the Design
     Criteria.



                               58

                            Exhibit E


RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Stephen L. Fink
BARNES & THORN BURG
600 One Summit Square
Fort Wayne, Indiana 46802


                                       (Space Above For Recorder's Use)

   MEMORANDUM OF LEASE AND FIRST RIGHT TO PURCHASE

     THIS MEMORANDUM OF LEASE ("Memorandum") is made as of _________________ 2001, by and between NMA FORT WAYNE, LLC, an Illinois limited liability company ("Landlord") and BIAGGI'S RISTORANTE ITALIANO, LLC an Illinois limited liability company ("Tenant"). Pursuant to that certain Lease by and between Landlord and Tenant dated even date herewith (the "Lease"), Landlord has leased to Tenant that certain real property (the "Property") described in Schedule 1 attached hereto and incorporated herein by reference:

     All the terms, conditions, covenants and agreements in the Lease are incorporated into this Memorandum with the same force and effect as if they were fully recited herein. The term of the Lease is fifteen (15) years from and after the Lease Commencement Date (as defined in the Lease) unless sooner terminated or extended as provided in the Lease. Tenant has four (4) options to extend the term of the Lease for periods of five (5) years each.

     Pursuant to the Lease, Landlord has granted Tenant a "first right of offer" to purchase the Premises based on the terms and conditions set forth in the Lease.

     In the event of any inconsistency between the terms of this Memorandum and the terms of the Lease, the Lease shall control.

     IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first set forth above.








                               59

                         TENANT:
                              BIAGGI'S RISTORANTE ITALIANO, LLC
                              an Illinois limited liability company

                              By:/s/ Todd Hovenden

                              Its: President

                              Date Executed: 2-28-01






                         LANDLORD:

                             NMA Fort Wayne, LLC, an Illinois
                             limited liability company


                              By:/s/ George Gatz

                              Its:Managing Member

                              Date Executed:2-28-01

STATE OF       )

COUNTY OF      )

     On _________________________,before me,
_________________________, a Notary Public in and for said state, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

My Commission Expires:
                                   Notary Public in and for said County
_____________________________      and State






                               60


STATE OF       )

COUNTY OF      )

     On ________________________, before me,
________________________, a Notary Public in and for said state, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

     WiTNESS my hand and official seal.

My Commission Expires:
                                   Notary Public in and for said
                                   County and State










This instrument prepared by Stephen L. Fink, Barnes & Thornburg,
600 One Summit Square, Fort Wayne, IN 46802.




                        LEGAL DESCRIPTION
                            PARCEL 7

  A TRACT OF LAND LYING SOUTHERLY OF THE SOUTHERLY RIGHT-OF-WAY LINE
OF ILLINOIS ROAD, LYING NORTHERLY OF THE NORTHERLY RIGHT-OF-WAY LINE
OF JEFFERSON BOULEVARD, ALSO KNOWN AS U. S. HIGHWAY NO. 24, AND LYING EASTERLY OF THE WESTERLY LINE OF A PARCEL OF LAND AS DESCRIBED IN DOCUMENT 91-055566, RECORDS OF ALLEN COUNTY, INDIANA ALL LOCATED IN
SECTION 8, TOWNSHIP 30 NORTH, RANGE 12 EAST OF THE 2ND P.M., ALLEN COUNTY, INDIANA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT A POINT ON THE SOUTHERLY RIGHT-OF-WAY LINE OF ILLINOIS ROAD, SAIl) POINT BEING 75 FEET SOUTH OF THE NORTH LINE OF LOT NUMBER 12 IN EDSALL'S SUBDIVISION OF LaGRO RESERVE IN SAID SECTION AND 159.99 FEET EAST OF THE WEST LINE OF SAID LOT NUMBER 12; THENCE ON ASSUMED BEARING OF NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 491.28 FEET; THENCE AROUND
A CURVE IN A CLOCKWISE DIRECTION, ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, HAVING A RADIUS OF 2789.93 FEET, AN ARC LENGTH OF 1048.80 FEET, A DELTA ANGLE OF 21 DEGREES 32 MINUTES 20 SECONDS, A CHORD BEARING OF SOUTH 79 DEGREES 13 MINUTES 50 SECONDS EAST AND A CHORD LENGTH OF 1042.64 FEET; THENCE SOUTH 63 DEGREES 26 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 68.40 FEET; THENCE AROUND A CURVE IN A CLOCKWISE DIRECTION, ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, HAVING A RADIUS OF 2789.93 FEET, AN ARC LENGTH OF
515.50 FEET, A DELTA ANGLE OF 10 DEGREES 35 MINUTES 12 SECONDS, A CHORD BEARING OF SOUTH 61 DEGREES 45 MINUTES 34 SECONDS EAST AND A CHORD LENGTH OF 514.77 FEET; THENCE SOUTH 49 DEGREES 13 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 158.80 FEET; THENCE SOUTh 53 DEGREES 05 MINUTES 20 SECONDS EAST ALONG SAID
SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 387.00 FEET; THENCE SOUTH 02 DEGREES 45 MINUTES 20 SECONDS EAST ALONG SAID SOUThERLY RIGHT-OF-
WAY LINE A DISTANCE OF 21.88 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 02 DEGREES 45 MINUTES 20 SECONDS EAST, ALONG ThE
NORTHERLY RIGHT-OF-WAY LINE OF WEST JEFFERSON BOULEVARD, A
DISTANCE OF 24.12 FEET; THENCE SOUTH 47 DEGREES 43 MINUTES 40 SECONDS WEST, ALONG SAID NORTHERLY RIGHT-OF-WAY LINE, A DISTANCE OF 343.30 FEET; THENCE NORTH 34 DEGREES 26 MINUTES18 SECONDS WEST, A DISTANCE
OF 221.26 FEET; THENCE NORTH 02 DEGREES 45 MINUTES 20 SECONDS WEST, A DISTANCE OF 54.28 FEET; THENCE NORTH 87 DEGREES 14 MINUTES 40 SECONDS EAST A DISTANCE OF 381.04 FEET TO THE TRUE POINT OF BEGINNING.
SAID TRACT CONTAINS A CALCULATED AREA OF 52,559.93 SQUARE FEET OR
1.21 ACRES MORE OR LESS.